Exhibit 2.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

LINN ENERGY HOLDINGS, LLC

DATED

JUNE 21, 2012

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Certain Interpretive Provisions	19
ARTICLE II	PURCHASE AND SALE OF PROPERTIES	21
2.1	Purchase and Sale of Properties	21
2.2	Purchase Price	21
2.3	Closing Date Payments	21
2.4	Guaranty	22
2.5	Performance Deposit	22
ARTICLE III	PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGNMENT	22
3.1	Allocated Values.	22
3.2	Preferential Rights to Purchase.	23
3.3	Consents to Assignment.	25
3.4	Applicable Consents and Waivers	26
ARTICLE IV	TITLE REVIEW	26
4.1	Review of Title Records	26
4.2	Waiver	26
ARTICLE V	CONDITION OF THE PROPERTIES	26
5.1	Access	26
5.2	Alleged Adverse Conditions.	28
5.3	Waiver	29
ARTICLE VI	ACCOUNTING	30
6.1	Products and Line Fill	30
6.2	Revenues, Expenses and Capital Expenditures	30
6.3	Taxes.	31
6.4	Obligations and Credits	33
6.5	Preliminary Settlement Statement	33
6.6	Final Settlement Statement	34
6.7	Post-Closing Revenues	35
6.8	Post-Closing Expenses	35
6.9	Audits	35
ARTICLE VII	CASUALTY LOSS	36
7.1	Notice of Casualty Loss	36
7.2	Resolution of Casualty Loss.	36
ARTICLE VIII	ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES	38
8.1	Opportunity for Review	38
8.2	Seller's Non-Environmental Indemnity Obligation	38
8.3	Purchaser's Non-Environmental Indemnity Obligation	38
8.4	Seller's Environmental Indemnity Obligation.	39

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8.5	Purchaser's Environmental Indemnity Obligation	40
8.6	Seller Retained Liabilities	40
8.7	Limitations	41
8.8	Notice of Claims	42
8.9	Defense of Third Party Claims	42
8.1	Cooperation and Mitigation	43
8.11	Right to Participate	44
8.12	Waiver of Certain Damages	44
8.13	No Duplication of Remedies	44
8.14	Survival	44
8.15	Exclusive Remedy	45
8.16	Existing Contracts between the Parties	45
8.17	Tax Treatment of Indemnity Payment	45
ARTICLE IX	SPECIAL WARRANTY OF TITLE AND DISCLAIMERS	45
9.1	Special Warranty of Title	45
9.2	Disclaimer - Representations and Warranties	45
9.3	Disclaimer - Statements and Information	46
ARTICLE X	SELLER'S REPRESENTATIONS AND WARRANTIES	46
10.1	Seller's Representations and Warranties	46
10.2	Purchaser's Knowledge	50
ARTICLE XI	PURCHASER'S REPRESENTATIONS AND WARRANTIES	50
11.1	Purchaser's Representations and Warranties	50
ARTICLE XII	ADDITIONAL COVENANTS	52
12.1	Subsequent Operations	52
12.2	Rights of Non-Exclusive Use	52
12.3	Purchaser's Assumption of Obligations	52
12.4	Asbestos and NORM	53
12.5	Decommissioning	54
12.6	Process Safety Management	54
12.7	Imbalances.	55
12.8	Suspense Funds	56
12.9	Technology and Confidential Data.	57
12.1	Transition Services Agreement	57
12.11	Conduct of Business	58
12.12	Notification of Breaches	58
12.13	Removal of Seller Marks	58
12.14	Replacement of Seller Guaranties	59
12.15	Letters-in-Lieu	59
12.16	Seller Standards.	59
12.17	Required Bonding	60
12.18	Seismic Data	60

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ARTICLE XIII	HSR ACT; FCC FILINGS	61
13.1	HSR Filings	61
13.2	FCC Filings	61
ARTICLE XIV	PERSONNEL	61
14.1	Employees	61
14.2	Employment Offers to Active Employees	62
14.3	Employment Offers to Employees on Leave	62
14.4	Transfer Time	63
14.5	Level of Employee Benefits Provided by Purchaser or Purchaser's
	Affiliates	63
14.6	Defined Contribution Pension Plans	63
14.7	Welfare Benefits and Other Benefits and Policies	63
14.8	Vacation	64
14.9	WARN Act	64
14.1	Service Credit	65
14.11	Benefits - Miscellaneous	65
14.12	Severance	65
14.13	Restriction on Solicitation	65
14.14	Access to Employees Hired by Purchaser Group	66
ARTICLE XV	CONDITIONS PRECEDENT TO CLOSING	66
15.1	Conditions Precedent to Seller's Obligation to Close	66
15.2	Conditions Precedent to Purchaser's Obligation to Close	66
15.3	Conditions Precedent to Obligation of Each Party to Close	67
15.4	Motor Vehicle Transfers	68
15.5	Closing Over Breaches or Unsatisfied Conditions	68
ARTICLE XVI	THE CLOSING	68
16.1	Closing	68
16.2	Obligations of Seller at Closing	68
16.3	Obligations of Purchaser at Closing	69
ARTICLE XVII	TERMINATION	70
17.1	Grounds for Termination	70
17.2	Effect of Termination	71
17.3	Dispute over Right to Terminate	71
17.4	Confidentiality	72
ARTICLE XVIII	ARBITRATION	72
18.1	Friendly Consultation.	72
18.2	Arbitration.	73
18.3	Continuing Obligations and Rights	76
18.4	Interim Remedies	76
ARTICLE XIX	MISCELLANEOUS	76
19.1	Notices	76

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19.2	Expenses, Consents and Filings	77
19.3	Records.	77
19.4	Post-Closing Confidentiality of Records	78
19.5	GAAP/Financial Reporting	79
19.6	Further Assurances.	79
19.7	Extent of Indemnification	80
19.8	Amendments and Severability	80
19.9	Successors and Assigns	80
19.1	Headings and Exhibits	81
19.11	Governing Law; Consent to Jurisdiction.	81
19.12	No Partnership Created	82
19.13	Public Announcements	82
19.14	No Third Party Beneficiaries	82
19.15	Waiver of Consumer Rights	82
19.16	Not to be Construed Against Drafter	83
19.17	Possible Exchange	83
19.18	Schedules	83
19.19	Supplementation of Exhibits	84
19.2	Acknowledgement of Parties; Conspicuousness	84
19.21	Waiver of Compliance	84
19.22	Entire Agreement	84
19.23	Conflicts	84
19.24	Time of Essence	85
19.25	Counterparts	85
19.26	Financial Statements.	85

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EXHIBITS AND SCHEDULES

EXHIBIT A-1	LEASES

EXHIBIT A-2	WELLS

EXHIBIT A-3	REAL PROPERTY

EXHIBIT A-4	SURFACE AGREEMENTS

EXHIBIT B	EXCLUDED PROPERTIES

EXHIBIT C-1	FORM OF ASSIGNMENT AND BILL OF SALE

EXHIBIT C-2	FORM OF DEED

EXHIBIT D	FORM OF CERTIFICATE

EXHIBIT E	FORM OF NON-FOREIGN CERTIFICATE

EXHIBIT F	FORM OF PREFERENTIAL RIGHT NOTICE LETTER

EXHIBIT G	FORM OF CONSENT NOTICE LETTER

EXHIBIT H	FORM OF PRELIMINARY SETTLEMENT STATEMENT

EXHIBIT I	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT J	FORM OF GUARANTY AGREEMENT

EXHIBIT K	FORM OF LETTERS-IN-LIEU

EXHIBIT L-1	FORM OF LETTER OF ATTORNMENT - JONAH

EXHIBIT L-2	FORM OF LETTER OF ATTORNMENT - ENTERPRISE

Schedule 1.1-1	CONFIDENTIALITY AGREEMENT

Schedule 1.1-2	KNOWLEDGE PERSONS

SUBPART A	SELLER

SUBPART B	PURCHASER

Schedule 1.1-3	SELLER GUARANTIES

Schedule 1.1-4	TRANSFERABLE PERMITS

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Schedule 1.1-5	DISCLOSED ENVIRONMENTAL LIABILITIES

Schedule 3.2	PREFERENTIAL PURCHASE RIGHTS

Schedule 6.1	HYDROCARBONS AND LINE FILL PRICES

Schedule 10.1(c)	SELLER CONSENTS AND APPROVALS

Schedule 10.1(d)	LITIGATION

Schedule 10.1(h)	MATERIAL CONTRACTS

Schedule 10.1(i)	THIRD PARTY LICENSES

Schedule 10.1(j)	PERMITS

Schedule 10.1(k)	COMPLIANCE WITH LAWS

Schedule 10.1(l)	OUTSTANDING OBLIGATIONS

Schedule 10.1(m)	PAYOUT BALANCES

Schedule 11.1(c)	PURCHASER CONSENTS AND APPROVALS

Schedule 12.7	IMBALANCE RATE

Schedule 12.7(b)	IMBALANCES

Schedule 14.1	EMPLOYMENT POSITIONS

Schedule 14.12	SELLER SEVERANCE PLAN

Schedule 15.4	VEHICLES

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of June 21, 2012 (the “Signing Date”), by and between BP AMERICA PRODUCTION COMPANY, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (hereinafter referred to as “Seller” or “BP”), and LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company, with an office at 600 Travis Street, Suite 5100, Houston, Texas 77002 (hereinafter referred to as “Purchaser”). Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Seller is the owner of certain oil and gas properties and related assets located in the State of Wyoming;
WHEREAS, Seller desires to sell and deliver to Purchaser, and Purchaser desires to purchase and accept, the Properties (as defined herein), on the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. In this Agreement, capitalized terms have the meanings provided in this Article, unless defined elsewhere in this Agreement.
“AAA” means the American Arbitration Association.
“AAA Rules” has the meaning set forth in Section 18.2(a).
“Accounting Referee” means the accounting firm of Deloitte LLP (at its Houston office) or, if Deloitte LLP declines or is otherwise unable or unwilling to act as the Accounting Referee (or, at the time of its retention under this Agreement, is not independent as to Seller and Purchaser and their respective Affiliates), then such other nationally-recognized accounting firm as is mutually agreed upon by the Parties in writing.
“Adjusted Purchase Price” has the meaning set forth in Section 2.3.
“Adverse Condition” means an individual existing condition of a Property or of the soil, sub-surface, surface waters, groundwaters, atmosphere, natural resources or other environmental medium, wherever located, associated with the ownership or operation of a Property (including the presence or release of waste, hazardous substances or Hydrocarbons substances), that, in each case, (a) is not in compliance with Environmental Laws or (b) requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction in accordance with Environmental Laws;

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provided that an “Adverse Condition” shall not include Decommissioning, Asbestos and Related Liabilities, Process Safety Management or Disclosed Environmental Liabilities.
“Adverse Condition Claim Period” has the meaning set forth in Section 5.2(a).
“Adverse Condition Dispute” has the meaning set forth in Section 5.2(c).
“Adverse Condition Notice” has the meaning set forth in Section 5.2(a).
“Adverse Condition Threshold Amount” has the meaning set forth in Section 5.2(e).
“AFE” means authority for expenditure issued by an operator listing estimated well expenses.
“Affiliate” means, when used with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, “control” means ownership of fifty percent (50%) or more of either the outstanding voting stock or other ownership interests of the controlled Person, or the power or right to direct or cause the direction of the policies and management of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible Amount” means, with respect to Aggregate Transaction Claims made by Purchaser or its Affiliates hereunder, five percent (5%) of the Purchase Price. References in this Agreement to “deductible” or “deductible amount” mean the Aggregate Deductible Amount.
“Aggregate Transaction Claims” means the aggregate of all Claims for which Seller or any of its Affiliates would be responsible (without giving effect to any deductible that may be applicable): (a) for Alleged Adverse Conditions under Section 5.2; (b) for Casualty Loss under Section 7.2; and (c) for indemnification under Sections 8.2 and 8.4 (except indemnification for Claims related to Seller Retained Liabilities).
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, together with all Exhibits and Schedules, as amended, modified and supplemented from time to time in accordance with the terms hereof.
“Alleged Adverse Condition” means an Adverse Condition asserted by Purchaser in accordance with Section 5.2(a).
“Applicable Preferential Rights” has the meaning set forth in Section 3.2.
“Arbitrable Dispute” means, except as set forth below, any and all disputes, Claims, counterclaims, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise or (d) seeking damages or any other relief, whether at law,

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in equity or otherwise; provided, however, the term “Arbitrable Dispute” shall not include disputes under the terms of this Agreement (i) to be determined by the Accounting Referee, the Environmental Referee or the Casualty Referee, (ii) relating to a breach of the Confidentiality Agreement or (iii) relating to the termination of this Agreement in accordance with Article XVII.
“Asbestos and Related Liabilities” means any and all Claims, obligations and responsibilities relating to or arising from, directly or indirectly, the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium and/or lead-based paint at, on or within the Properties, including any contamination resulting therefrom.
“Assignment and Bill of Sale” means the Assignment and Bill of Sale to be delivered at the Closing, in substantially the form of Exhibit C-1.
“Authorized Officer” means, with respect to any act to be performed or duty to be discharged by any Person which is not an individual, any officer, attorney-in-fact or representative then authorized to perform such act or discharge such duty on behalf of such Person.
“BP” has the meaning set forth in the introductory paragraph of this Agreement.
“Business Day” means any Day other than Saturday or Sunday or a Day on which federally chartered banking institutions in Houston, Texas are authorized by Law to close, but for purposes of notices or other communications given hereunder, means between 8:00 a.m. CPT and 4:00 p.m. CPT on such Day.
“Casualty Loss” means physical damage to a Property that (a) occurs during the period between the Signing Date and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, downhole failure (including (i) failures arising or occurring during drilling or completing operations, (ii) junked or lost holes or (iii) sidetracking or deviating a well) or reservoir changes or depletion due to normal production, (c) is a result of acts of God, fire, explosion, blowout, pipeline or gathering line failure, earthquake, hurricane, tropical storm, tropical depression, storm, windstorm, flood or drought and (d) is in an amount that exceeds One Million Dollars ($1,000,000), net to Seller’s interest in the applicable Property; provided that Casualty Loss shall not include any physical damage related to Adverse Conditions, Decommissioning, Asbestos and Related Liabilities, Process Safety Management or Disclosed Environmental Liabilities.
“Casualty Loss Dispute” has the meaning set forth in Section 7.2(b).
“Casualty Loss Dispute Notice” has the meaning set forth in Section 7.2(b).
“Casualty Referee” has the meaning set forth in Section 7.2(c).
“Certificate” means a document in substantially the form of Exhibit D.
“Charter Documents” means the organizational documents that govern a Party pursuant to its jurisdiction of formation or organization, including as applicable, certificates or articles of incorporation, certificates or articles of formation, bylaws, limited liability company operating

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agreements, partnership or limited partnership agreements, shareholder agreements and similar instruments.
“Claims” means any and all claims, demands, suits, causes of action, regulatory action, losses, damages, liabilities, fines, penalties, judgments, settlements and costs (including attorneys’ fees and costs of investigation, defense, litigation, arbitration and settlement), whether known or unknown, direct or indirect, and includes Environmental Claims and Non-Environmental Claims.
“Close” or “Closing” means the consummation of the transactions contemplated by this Agreement, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article XVI.
“Closing Date” means July 31, 2012 (or such other date as the Parties may agree in writing), subject to satisfaction or waiver of the conditions to Closing set forth in Article XV by the Party for whose benefit such conditions exist, but in no event later than the Termination Date (except as contemplated otherwise in Sections 3.2(c) and 3.3(a)).
“Closing Failure Breach” has the meaning set forth in Section 17.3.
“Closing Purchase Price” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties on the Signing Date and that do not require the performing Party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to diligently pursue and timely satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated hereby, or to perform its obligations under this Agreement and the Operative Documents.
“Confidentiality Agreement” means that certain confidentiality agreement more particularly described in Schedule 1.1-1, as the same may be amended, supplemented or modified from time to time.
“Consequential Damages” means all exemplary, punitive, special, indirect, consequential, remote or speculative damages, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, whether or not the Person at fault knew, or should have known, that such damage would be likely suffered.
“Contract” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, letter of credit, collective bargaining agreement, license, lease, mortgage, franchise, purchase order, bid, commitment or any other

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legally binding agreement or arrangement, including all amendments, modifications and supplements thereto, but does not include Easements or Third Party Licenses.
“Contractual Encumbrance” means terms and conditions of any Contract that operates to reduce the Net Revenue Interest of the Property, at any time during the productive life of such Property, to less than the Net Revenue Interest for such Property set forth in Exhibit “A-2” or increase the Working Interest of such Property, at any time during the productive life of such Property, to more than the Working Interest for such Property set forth in Exhibit “A-2” without a corresponding and proportionate increase in the associated Net Revenue Interests for such Property.
“CPT” means current prevailing local time in Houston, Texas.
“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transfer of title to interests in assets similar to the Properties and consents to assignment of Easements (other than Easements that would be terminated by their own terms without such consent).
“Cut Off Date” means April 1, 2013.
“Data Room” means the Merrill DataSite virtual data room at https://datasite.merrillcorp.com named “Owls” established by Seller with respect to the Properties and all of its contents but excluding any content added after 5 p.m. CST on June 20, 2012.
“Day” means a calendar day consisting of twenty-four (24) hours from midnight CPT to midnight CPT.
“Decommissioning” means all decommissioning, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts or Easements associated with the Properties, this Agreement or any Governmental Authority; and further, including all well plugging, replugging and abandonment, dismantlement and removal of facilities, pipelines and flowlines and all other assets of any kind related to or associated with operations or activities conducted on the Properties; and associated site clearance, site restoration and site remediation on the Properties.
“Deed” means a special warranty deed to be delivered at the Closing, in substantially the form of Exhibit C-2, pursuant to which Seller will convey each of the parcels of Real Property to Purchaser.
“Disclosed Environmental Liabilities” means any and all Claims, obligations and responsibilities relating to or arising from, directly or indirectly, matters disclosed in any health, safety or environmental reports or other records, data or information relating to health, safety or the environment provided in the Data Room or listed on Schedule 1.1-5.
“Dollar” and “$” mean the lawful currency of the United States of America.

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“Due Diligence Materials” means (a) due diligence materials distributed in written or digital form by or on behalf of Seller to Purchaser or contained in the Data Room, (b) all written answers to questions provided to Purchaser, (c) all information or materials discussed with or disclosed to Purchaser in management presentations and (d) any Phase I Report.
“Easements” means easements, licenses, rights-of-way, servitudes, surface leases, surface use agreements and other surface rights and other similar interests in land.
“Effective Time” means April 1, 2012 at 7:00 a.m., local time where the Properties are located.
“Employee List” has the meaning set forth in Section 14.1.
“Employees” has the meaning set forth in Section 14.1.
“Enterprise Gas Processing Agreement” means that certain Gas Processing Agreement between BP America Production Company and Enterprise Gas Processing, LLC dated March 1, 2008, as amended.
“Environmental Claims” means all Third Party Claims that are based on a violation of Environmental Laws with respect to the Properties; provided, however, with respect to Third Party Claims for which Purchaser asserts that Seller owes an obligation of indemnity to Purchaser, the term “Environmental Claims” is limited to Third Party Claims that are based on a violation of Environmental Laws occurring before the Effective Time.
“Environmental Laws” means any and all Laws that relate to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage or (c) protection of the environment, public health or safety.
“Environmental Referee” has the meaning set forth in Section 5.2(d).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Employee List” has the meaning set forth in Section 14.1.
“Excluded Employees” has the meaning set forth in Section 14.1.
“Excluded Properties” means the items, assets, properties and other matters that are set forth in Exhibit B or that are otherwise excepted, reserved or retained by Seller under the terms of this Agreement. Notwithstanding anything to the contrary provided in this Agreement, Seller’s representations and warranties in this Agreement shall not apply to any of the Excluded Properties.
“FCC” means the Federal Communications Commission, or any successor agency thereto.
“Federal Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.

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“FERC” has the meaning set forth in Section 12.20(a).
“Final Settlement Statement” has the meaning set forth in Section 6.6.
“Firm Transportation Agreements” means, individually and collectively, (i) the Ruby Firm Transportation Services Agreement and (ii) the REX Firm Transportation Service Agreement.
“GAAP” means United States generally accepted accounting principles, consistently applied, with such exceptions to such generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement or schedule, or that otherwise arise by custom for the particular industry. The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.
“Good Faith Allocation” has the meaning set forth in Section 3.1(a).
“Governmental Approvals” means all consents, waivers and approvals of, and any notices to or filings with, Governmental Authorities having appropriate jurisdiction that are required in connection with the consummation of the transactions contemplated hereby.
“Governmental Authority” means any federal, state, local, municipal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having jurisdiction.
“Guarantor” means Linn Energy, LLC, an Affiliate of Purchaser.
“Guaranty Agreement” means a document in the form of Exhibit J.
“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
“Hydrocarbons” means all crude oil, natural gas, casinghead gas, condensate, distillate, natural gas liquids and other liquid or gaseous hydrocarbons and all products refined or extracted therefrom, together with all minerals produced in association with these substances.
“Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Properties, to the extent subject to an imbalance or make-up obligation, regardless of whether such over-production or under-production, or over-deliveries or under-deliveries, arise at a wellhead, pipeline, gathering system, plant, transportation, receipt point, delivery point or other location and regardless of whether the same arises under contract, by operation of Law or otherwise, provided that “Imbalance” does not include any such item that is an Excluded Property.
“Imbalance Rate” has the meaning set forth on Schedule 12.7.

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“Indemnity Claim” has the meaning set forth in Section 8.8.
“Indemnity Claim Notice” has the meaning set forth in Section 8.8.
“Invasive Activity” means any sampling, boring, drilling, probing, digging or other invasive investigative activity with respect to the Properties, but expressly does not include activities in connection with conducting a Phase I Report.
“Jonah Gas Gathering Agreement” means that certain Gas Gathering Agreement between BP America Production Company and Jonah Gas Gathering Company dated December 1, 2006, as amended.
“Knowledge” (or “known” or other derivatives thereof) means, whether or not capitalized, as to each Party, the actual knowledge, without investigation, of the individuals listed for such Party on Schedule 1.1-2.
“Laws” means any and all applicable laws, statutes, codes, constitutions, ordinances, decrees, writs, injunctions, orders, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Leases” has the meaning set forth in the definition of “Properties.”
“Leave” has the meaning set forth in Section 14.1.
“Letters-in-Lieu” means a document in substantially the form of Exhibit K in connection with oil or gas production from the Properties which shall be prepared by Seller, signed by the Parties and delivered to purchasers of production from the Properties at such time as is mutually agreed by the Parties.
“Letters of Attornment” means documents in substantially the form of Exhibits L-1 and L-2 to be delivered at the Closing in connection with the Jonah Gas Gathering Agreement and the Enterprise Gas Processing Agreement, respectively.
“Line Fill” means the volume of natural gas, natural gas liquids, condensate, liquid hydrocarbons and other constituents owned by Seller which is contained in the gathering lines associated with production from the Properties and applicable pipelines.
“Material Adverse Effect” means, (a) with respect to a Party, any event, circumstance or condition materially impairing such Party’s authority, right or ability to consummate the transactions contemplated by this Agreement or the Operative Documents; or, (b) with respect to the Properties, any change in, or effect on, the Properties that is materially adverse to the operations or physical condition of the Properties (as compared to the operations or physical condition of the Properties on the Signing Date), taken as a whole; provided, however, that none of the following shall be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred: (i) changes or effects generally affecting the international, national, regional or local economic, market, financial, credit or political conditions in the area in which the Properties are located, the United States or worldwide or any terrorism or outbreak of

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hostilities or war, (ii) changes or effects generally affecting the international, national, regional or local energy industry, (iii) changes or effects generally affecting the oil or natural gas exploration, production, gathering, transportation or processing industries, or resulting from markets for production, fuel or other raw materials, feedstock or commodities used, gathered, transported, produced or sold at or by the Properties, (iv) changes in the prices of Hydrocarbons, (v) natural declines in well performance, (vi) orders or actions of any Governmental Authority or changes in Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vii) actions taken or omitted to be taken or contributed to, by or with the consent of Purchaser or its Affiliates, (viii) actions or agreements contemplated by this Agreement or referred to in the Exhibits, other than with respect to Seller’s obligations in Article XVI, (ix) the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby, (x) changes which are cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Article XVII, (xi) matters as to which an adjustment is provided for under Section 2.3 or Seller has indemnified Purchaser hereunder and (xii) changes in the value of Purchaser’s securities resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement. Any determination as to whether any event, circumstance or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective indemnifications with respect to such event, circumstance or condition.
“Material Contracts” has the meaning set forth in Section 10.1(h).
“Mineral Properties” has the meaning set forth in the definition of “Properties.”
“Net Revenue Interest” or “NRI” with respect to any Property that is a well, means the interest in and to all Hydrocarbons and other valuable products produced, saved and sold from such well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by, or payable out of production therefrom.
“Non-Environmental Claims” means all Third Party Claims, except for Environmental Claims, provided, however, that Non-Environmental Claims do not include Seller’s Retained Liabilities or Claims arising from Seller’s Excluded Properties.
“Non-Foreign Certificate” means a document in substantially the form of Exhibit E.
“NORM” means naturally occurring radioactive materials.
“Operative Documents” means those documents listed or referred to in Sections 16.2 and 16.3 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party hereto or one of its Affiliates.
“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.
“Performance Deposit” has the meaning set forth in Section 2.5.

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“Permits” means permits, licenses, certificates and other authorizations of Governmental Authorities.
“Permitted Encumbrances” means, with respect to a Property, any and all of the following:
(i)    royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering such Property to the extent the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest associated with a well set forth on Exhibit A-2 with respect to such Property at any time during the productive life of such Property to less than the Net Revenue Interest for such well set forth in Exhibit A-2 with respect to the Property or increase the Working Interest for a well set forth on Exhibit A-2 with respect to such Property, at any time during the productive life of such Property, to more than the Working Interest for such well set forth in Exhibit A-2 with respect to the Property, without a corresponding and proportionate increase in the associated Net Revenue Interest for such well;
(ii)    the terms and conditions of unitizations, communitizations, poolings, agreements, instruments, licenses and permits affecting the Properties to the extent the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest associated with such Property as set forth on Exhibit A‑2, at any time during the productive life of such Property to less than the Net Revenue Interest for such Property set forth in Exhibit “A-2” or increase the Working Interest of such Property, at any time during the productive life of such Property, to more than the Working Interest for such Property set forth in Exhibit “A‑2” without a corresponding and proportionate increase in the associated Net Revenue Interests for such Property;
(iii)    consents to assignment and similar contractual provisions affecting such Property and Customary Post-Closing Consents;
(iv)    Applicable Preferential Rights, PPRs and similar contractual provisions affecting such Property;
(v)    rights to approve or consent by, required notices to and filings with a Governmental Authority associated with the conveyance of such Property, including Customary Post-Closing Consents;
(vi)    terms and conditions of Permits affecting the Properties and any other rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Property in any manner whatsoever and all Laws of such Governmental Authorities;
(vii)    easements, licenses, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and

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structures on, over, under and through such Property; provided that such encumbrances do not interfere materially with the use or operation of such Property affected thereby for the purpose for which such Property is currently used;
(viii)    liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith;
(ix)    liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith;
(x)    statutory liens including mechanics’, carriers’, workers’, repairers’ and other similar liens and the rights of customers, suppliers and subcontractors arising or incurred in the ordinary course of business;
(xi)    other encumbrances of record, but not including any liens or other encumbrances incurred in connection with borrowed monies;
(xii)    matters that would otherwise be Alleged Adverse Conditions but that do not meet the individual threshold amount and aggregate deductible amount set forth in the definition of Alleged Adverse Conditions and Section 5.2, respectively, or that Purchaser waives in accordance with Section 5.3, or for which a Purchase Price adjustment is made or another remedy provided pursuant to Section 5.2;
(xiii)    Third Party Claims referenced on Schedule 10.1(d) or disclosed in the Data Room;
(xiv)    any encumbrances expressly set forth on Exhibit A-1, A-2, A-3, or A-4 with respect to such Property;
(xv)    Imbalances associated with such Property;
(xvi)    Suspense Funds associated with such Property;
(xvii)    rights of ingress and egress or other access rights reserved by or granted to Seller and/or its Affiliates under this Agreement;
(xviii)    the terms and conditions of any Contract affecting such Property to the extent such Contract (1) was disclosed in the Data Room prior to noon on June 15, 2012, or (2) is a Contractual Encumbrance of which Purchaser had Knowledge as of the Signing Date or (3) is not a Contractual Encumbrance; provided, however, all Contractual Encumbrances will be considered Permitted Encumbrances for all purposes until the aggregate reduction in Net Revenue Interest or increase in Working Interest associated with the Contractual Encumbrances results in a loss of value to Purchaser of more than $100,000,000 (such value to be calculated by multiplying the proportionate reduction of Net Revenue Interest or increase in Working Interest described above with the Good

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Faith Allocation for the affected Property), and provided further that all Contractual Encumbrances will become Permitted Encumbrances ninety (90) Days after the Closing Date unless (1) Purchaser has previously provided written notice to Seller that Purchaser gained Knowledge of such Contractual Encumbrance after the Signing Date and (2) the aggregate value of all Contractual Encumbrances described in such notices is more than $100,000,000.
(xix)    the terms of any contract, agreement or other instrument required under Article XVI below to be delivered by any Party or one of its Affiliates at Closing;
(xx)    matters that Purchaser waives in writing; and
(xxi)    such encumbrances, defects or irregularities in the title to such Property that in the aggregate do not materially interfere with the ownership or operation of such Property affected thereby as such Properties were owned or operated as of the Effective Time or that would not be considered material when applying general standards in the industry.
“Person” means an individual, corporation, partnership, limited partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or other entity or Governmental Authority.
“Personal Property” has the meaning set forth in the definition of “Properties.”
“Phase I Report” means any Phase I environmental assessment and report in respect of any Property which has been received by or made available to Purchaser on or prior to the Closing.
“PPR” has the meaning set forth in Section 3.2(d).
“PPR Claim” has the meaning set forth in Section 3.2(f).
“pre-Closing covenant” has the meaning set forth in Section 15.5.
“Pref Holder” has the meaning set forth in Section 3.2(d).
“Preliminary Settlement Statement” has the meaning set forth in Section 6.5.
“Prepaid Amounts” means all prepaid insurance premiums, rentals, utility charges and deposits and other prepaid amounts paid prior to the Closing Date relating to the time period from and after the Effective Time.
“Process Safety Management” means Process Safety Management of Highly Hazardous Chemicals, Explosives and Blasting Agents (29 C.F.R. 1910), as amended, that is associated with the Properties.

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“Properties” means all of Seller’s right, title and interest (real, personal, mixed, contractual or otherwise) in, to and under or derived from the following, but exclusive of the Excluded Properties:
(a)    the oil and gas leases and oil, gas and mineral leases described on Exhibit A-1 and any ratifications, extensions and amendments thereof, whether or not the same are described on Exhibit A-1 (collectively, the “Leases”), and any and all oil, gas, water, carbon dioxide, or injection wells thereon or on pooled, communitized or unitized acreage that includes all or any part of the Leases, including without limitation the Hydrocarbon wells described on Exhibit A-2 (“the “Wells”), together with all Hydrocarbon leasehold interests, royalty interests, overriding royalty interests, sliding scale royalty interests, production payments, reversionary interests, options, carried working interests, convertible interests and net profits interests and any other interests of a similar nature that are attributable to the interests described in Exhibit A-1, together with all rights that arise by operation of Law or otherwise in all properties and lands unitized, communitized or pooled with the properties described in Exhibit A-1 (collectively, the “Mineral Properties”);
(b)    all unitization, communitization and pooling declarations, orders and similar agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any tribal or governmental entity or authority having jurisdiction) to the extent they relate to any of the interests described in Exhibit A-1 (collectively, the “Units”);
(c)    all fee-owned real property, and all buildings and other permanent improvements located thereon, that is used or held for use in connection with the Mineral Properties, including those properties more particularly described on Exhibit A-3 (collectively, the “Real Property”);
(d)    to the extent transferable without any out of pocket cost to Seller (unless Purchaser pays such cost on behalf of Seller) and subject to the receipt of necessary consents and approvals, the Easements that are used or held for use solely in connection with the Mineral Properties or the Real Property, including those properties more particularly described on Exhibit A-4 (collectively, “Surface Agreements”);
(e)    all tangible personal property, improvements, fixtures and other appurtenances (whether or not currently in use), including wells (whether producing, shut-in, injection, disposal, water supply, temporarily abandoned, plugged and abandoned or otherwise), pipelines, gathering lines, tanks, machinery, equipment (including compression, processing, injection and measurement equipment), gas processing units, treaters, dehydration units, residue return lines, truck loading facilities, rail loading facilities, regulators, meters, measurement telemetry, fixtures, appliances, pipes, valves, fittings, parts, inventory and material of any nature or kind whatsoever, any and all other facilities, buildings and appurtenances, to the extent situated upon and used, or held for use, by Seller (or the Third Party operator of the Property, as applicable) solely in connection with the ownership, operation, maintenance or repair of the Mineral Properties, the Units, the Real Property or the surface of any property subject to a Surface

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Agreement, to the extent all such property and rights are owned, controlled or leased by Seller and are assignable (collectively, “Personal Property”);
(f)    to the extent transferable without any out of pocket cost to Seller (unless Purchaser pays such cost on behalf of Seller) and subject to the receipt of necessary consents and approvals, all Hydrocarbon sales and/or purchase contracts, processing contracts, gathering contracts, transportation contracts, farm-in and farm-out contracts, area of mutual interest agreements, operating agreements, balancing contracts and other contracts, agreements and instruments (other than Third Party Licenses) used or held for use solely in connection with the ownership or operation of any of the interests described in Exhibit A-1 or A-2; provided that, this subpart (f) shall not include the Firm Transportation Agreements or the instruments constituting the Mineral Properties, the Real Property, the Units or the Surface Agreements;
(g)    to the extent transferable without any out of pocket cost to Seller (unless Purchaser pays such cost on behalf of Seller) and subject to the receipt of necessary consents and approvals, the Transferable Permits;
(h)    all Hydrocarbons in and under and which may be produced and saved from or attributable to the Mineral Properties from and after the Effective Time, and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto, and all liens and security interests in favor of Seller under any Laws or under any Contracts with respect to the sale of such Hydrocarbons;
(i)    all Line Fill, if any, and all other natural gas inventory and liquid Hydrocarbons and helium to which Seller has title under the terms of any contract or gas gathering agreement or gas processing agreement or similar agreement and which is contained in any tanks, plants, storage facilities or gathering systems included in the Properties as of the Closing Date;
(j)    all Imbalances;
(k)    all Suspense Funds;
(l)    to the extent assignable, all rights to indemnities (except with respect to the Seller’s Retained Liabilities) and releases from Third Parties relating to the Properties; but only to the extent that such indemnities relate to liabilities for which Purchaser is responsible under this Agreement;
(m)    to the extent assignable, all insurance proceeds under existing policies of insurance, if any, relating to the Properties; but only to the extent that such benefits relate to liabilities for which Purchaser is responsible under this Agreement;
(n)    all intangibles, including operating revenues and accounts receivable relating to the period after the Effective Time, in each case associated with the Properties or the production of Hydrocarbons attributable to the Properties;
(o)    all vehicles assigned to Transferred Employees;

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(p)    all credit or other rights to prepaid costs, expenses, accounts payable and other disbursements for which the Purchase Price is increased under Section 2.2;
(q)    subject to Section 19.3, all Records in Seller’s possession; and
(r)    all other assets and properties of Seller solely used or held for use in connection with the Properties and the production of Hydrocarbons or inerts from the Properties.
“Prudent Cost Response” means the most cost effective response to an Adverse Condition or Alleged Adverse Condition that is reasonably expected to address any obligation concerning the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction of such condition to meet the requirements of Environmental Laws in effect at the time of such response to the satisfaction of any Governmental Authorities with jurisdiction over the Property on which such Adverse Condition or Alleged Adverse Condition exists, which response does not materially interfere with the use or operation of such Property.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Purchaser Group” means, individually and collectively, (a) Purchaser and its officers, directors, agents, representatives, consultants and employees and (b) Purchaser’s Affiliates and their respective officers, directors, agents, representatives, consultants and employees.
“Real Property” has the meaning set forth in the definition of “Properties.”
“Reasonable and Prudent Operator Practice” means commercially reasonable practices utilized by experienced operators in the relevant producing area.
“Records” means Seller’s records and files to the extent related to the Properties, including all Contracts, Tax (excluding income tax and margin/franchise tax), title and division order information, operations, technical, environmental and safety records; provided, however, Purchaser acknowledges that Seller creates electronic images of some Records and retains some Records in electronic format and Seller may provide Purchaser copies (imaged or electronic media, hardcopy media or any combination thereof) of such Records rather than originals; provided however that, if Seller maintains records electronically, Seller shall use reasonable efforts to provide Purchaser with such records in electronic format. “Records” shall not include (i) Seller’s general corporate records and files, even if containing references to the Properties, (ii) any accounting records and files, (iii) any e-mails or other electronic communications, including e-mails or other communications containing references to the Properties, unless such e‑mails or other communications were printed and retained by Seller in the ordinary course of business, (iv) records and files to the extent they cannot be disclosed under the terms of any Third Party Contract (and Seller’s requested consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Purchaser) or cannot be disclosed under applicable Law, (v) information entitled to legal privilege, including attorney work product and attorney-client communications (other than title opinions, which shall be included in the Records), (vi) Seller Group’s economic projections or

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analyses and financial reports and studies, (vii) employment records, including personnel information, personnel records and medical records, relating to Employees (except to the extent an Employee voluntarily signs a release authorizing disclosure of any or all such information with respect to himself or herself, with the signing of such release not being made a condition of either receiving an offer of, or commencing, employment with Purchaser or its Affiliates), (viii) income tax and margin/franchise tax information, (ix) any joint interest billings related to periods prior to January 1, 2010, (x) records and files relating to the acquisition or disposition (or proposed acquisition or disposition) of any of the Properties, including proposals received from or made to, and records of negotiations with, Persons who are not a part of Purchaser Group or its Representatives and economic analyses associated therewith, (xi) manuals for operating procedures applicable to the Seller Group’s businesses generally, (xii) Seller-Owned Technology or records relating thereto, (xiii) Third Party-Owned Technology or records relating thereto, (xiv) electronic archive copies of records and files that have been created by Seller Group in the ordinary course of business, (xv) Seller Retained Liabilities and Excluded Properties or records or files relating thereto, (xvi) Records in the possession or control of Purchaser or its Affiliates, (xvii) records or files that cannot, with Commercially Reasonable Efforts, be segregated by Seller or its Affiliates from the records and files of the retained businesses of Seller or its Affiliates, (xviii) studies related to internal reserve assessments or (xix) seismic data, interpretations and analysis of seismic data and information, simulation, deliverability, compression, and vibration studies and final reserve reports related thereto.
“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, employees, agents, consultants, legal and financial advisors and other representatives.
“Sales Tax” means any and all transfer, sales, gross receipts, compensating use, use or similar taxes and any associated penalties and interest.
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Confidential Data” has the meaning set forth in Section 12.9(c).
“Seller Group” means, individually and collectively, (a) Seller and its officers, directors, agents, representatives, consultants and employees and (b) Seller’s Affiliates and their respective officers, directors, agents, representatives, consultants and employees.
“Seller Guaranties” means any and all guaranties, letters of credit, bonds, cash deposits and other sureties, indemnities and credit assurances provided to any Governmental Authority, contract counterparty or other Person by Seller or any of its Affiliates related to the Properties; including those items, if any, listed on Schedule 1.1-3.
“Seller-Owned Technology” means all Systems and Technology, including any Seller Standards, that are owned by Seller Group and currently used in connection with the ownership or operation of the Properties.
“Seller Retained Liabilities” means the liabilities retained by Seller as set forth in Section 8.6.
“Seller Severance Plan” has the meaning set forth in Section 14.13.

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“Seller Standards” has the meaning set forth in Section 12.17.
“Seller Vacation Policy” has the meaning set forth in Section 14.9.
“Services” has the meaning set forth in the Transition Services Agreement.
“Signing Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Surface Agreements” has the meaning set forth in the definition of “Properties.”
“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Properties that are payable to Third Parties and are being held in suspense by Seller as the operator of such Properties.
“Systems” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.
“Tax” means all fees (including documentation, license, reporting, filing and registration fees) and all taxes (including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, conservation tax, pipeline transportation tax, value added tax, withholding tax and any gross receipts tax, windfall profits tax, profits tax, personal property tax, real property tax, sales tax, ad valorem tax, gross production tax, transfer tax, use tax, excise tax, premium tax, turnover tax, leasing/lease tax, environmental tax (including taxes under Section 59A of the Code), customs duties, stamp tax, capital stock tax, franchise tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax and all other taxes, assessments, fees and other charges of any kind whatsoever) imposed by any Governmental Authority, including any taxes of any other taxpayer for which a Person is liable as transferee, successor, by contract or otherwise, together with any interest, fine or penalty, or addition thereto, whether disputed or not.
“Tax Proceeding” has the meaning set forth in Section 6.3(c).
“Tax Returns” means any return, form, declaration of estimated Tax, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Technology,” in respect of any Person, means all of such Person’s now owned and hereafter arising or acquired, in or under any jurisdiction: patents, patent rights, copyrights, trademarks, service marks, trade names and trade styles and all applications for any of the foregoing; know-how, concepts, technical data, trade secrets and processes; and all licenses,

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franchises, permits and similar rights related to any of the foregoing, and all intellectual property and other rights under any of the foregoing; all extensions, renewals, reissues, reexaminations, divisions, continuations and continuations-in-part of any of the foregoing; and all rights to sue for past, present and future infringement, misappropriation, or any other violation of any of the foregoing; but Technology does not include Systems.
“Termination Date” means October 1, 2012, or such later date as may be mutually agreed upon in writing by the Parties.
“Termination Defect Amount” means fifty percent (50%) of the Purchase Price with respect to the total value of all of the following, to the extent attributable to the Properties being acquired by Purchaser under this Agreement: (a) Casualty Losses; and (b) Alleged Adverse Conditions; provided that, if the value of any such Casualty Loss or Alleged Adverse Condition is in dispute, then for purposes of Section 17.1(h) of this Agreement, such value shall be as determined in good faith by Seller; and, provided further that, in no event shall the value of any Casualty Loss taken into account for purposes of determining whether the Termination Defect Amount has been achieved exceed the Good Faith Allocation with respect to such Property as set forth in Exhibits A-1 or A-2.
“Third Party” means any Person except those Persons who are a part of Seller Group or Purchaser Group.
“Third Party Claims” means Claims brought by or owed to a Third Party, including Environmental Claims and Non-Environmental Claims; provided, that a Claim against a Party by an officer, director or employee of that Party, or of the other Parties, or of any of their respective Affiliates shall not be a Claim brought by or owed to a Third Party.
“Third Party Licenses” means licenses, agreements or other contractual arrangements between Third Parties and Seller or an Affiliate of Seller under which Seller or an Affiliate of Seller is granted the rights to use Third Party-Owned Technology in connection with the ownership or operation of the Properties.
“Third Party-Owned Technology” means Systems and Technology owned by Third Parties and currently used by Seller or an Affiliate of Seller in connection with the ownership or operation of the Properties, including Third Party Seismic Data.
“Third Party Seismic Data” means seismic data covering all or any portion of the Properties that is owned, in whole or in part, by a Third Party and is licensed or used by Seller or Seller’s Affiliates under a license or other agreement with the Third Party owner of such seismic data.
“Transferable Permits” means those Permits of Seller which are transferable under Law by Seller to Purchaser with or without a filing with, notice to, consent or approval of any Governmental Authority and without Seller incurring any economic burden, as set forth in Schedule 1.1-4.
“Transferred Employees” has the meaning set forth in Section 14.2.

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“Transition Services Agreement” means a document executed by the Parties in substantially the form of Exhibit I in connection with the operation of certain of the Properties being assigned at Closing.
“Transition Period” has the meaning set forth in the Transition Services Agreement.
“Treasury Regulations” means the final, temporary or proposed Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Units” has the meaning set forth in the definition of “Properties.”
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq., or any similar provision of any federal, state, regional, foreign or local law, rule or regulation.
“WARN Obligations” has the meaning set forth in Section 14.10.
“Wells” has the meaning set forth in the definition of “Properties.”
“Working Interest” or “WI” with respect to any Property that is a well, means the interest in and to such well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.
1.2    Certain Interpretive Provisions. In this Agreement, unless the context otherwise requires:
(a)    the singular number includes the plural number and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)    reference to any gender includes each other gender;
(d)    reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(e)    reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

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(f)    any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP, as applied by Seller;
(g)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;
(h)    the word “including” and its derivatives means “including, but not limited to,” and corresponding derivative expressions;
(i)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”
(j)    whenever the Parties have agreed that any approval or consent shall not be unreasonably withheld, such phrase includes the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned;
(k)    no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
(l)    no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement;
(m)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(n)    a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(o)    all references to prices, values or monetary amounts refer to United States Dollars, unless expressly provided otherwise;
(p)    each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

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(q)    the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation or meaning.
ARTICLE II
PURCHASE AND SALE OF PROPERTIES
2.1    Purchase and Sale of Properties. On the Closing Date, but effective as of the Effective Time, and upon the terms and conditions set forth in this Agreement: (a) Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in the Properties; provided, however, that the Properties shall not include the Excluded Properties and Seller expressly excepts, reserves and retains, unto itself, its Affiliates, successors and assigns, the Excluded Properties; and (b) Purchaser shall assume the obligations and liabilities as provided in Section 12.3.
2.2    Purchase Price. The total purchase price to be paid by Purchaser to Seller in consideration for the transfers contemplated herein shall be One Billion and Twenty-Five Million Dollars ($1,025,000,000.00) (“Purchase Price”), as adjusted in accordance with this Agreement. On the Closing Date, Purchaser shall pay to Seller in immediately available funds by wire transfer to an account designated by Seller, an amount (the “Closing Purchase Price”) as calculated pursuant to Section 2.3. The Closing Purchase Price is subject to further adjustment in accordance with Section 6.6.
2.3    Closing Date Payments. The Closing Purchase Price shall be an amount equal to the Purchase Price adjusted as follows (and reflected in the Preliminary Settlement Statement and the Final Settlement Statement in accordance with Sections 6.5 and 6.6):
(a)    decreased by the amount of the Performance Deposit paid by Purchaser to Seller;
(b)    increased by the amount provided for under Section 6.1;
(c)    increased or decreased, as appropriate, by the amount provided for under Section 6.2;
(d)    increased or decreased, as appropriate, by the amount provided for under Section 6.3;
(e)    increased or decreased, as appropriate, by the amount provided for under Section 6.4;
(f)    decreased, as appropriate, by any adjustments made for Properties excluded pursuant to Article III;
(g)    to the extent determined prior to the Closing, decreased by the agreed or arbitrated net adjustment, if any, to which Purchaser is entitled for Alleged Adverse Conditions pursuant to Section 5.2 and decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Section 5.2;

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(h)    to the extent determined prior to the Closing, decreased by the agreed or arbitrated adjustment, if any, to which Purchaser is entitled for Casualty Loss pursuant to Article VII;
(i)    increased or decreased, as appropriate, by the amount of the payment for Imbalances pursuant to Section 12.7; and
(j)    increased or decreased, as the case may be, by any other amount expressly provided for in this Agreement or mutually agreed to by the Parties in writing.
The Purchase Price, as so adjusted, shall be the “Adjusted Purchase Price.”
2.4    Guaranty. Prior to or contemporaneously with the execution of this Agreement, Purchaser has caused Guarantor to execute and deliver to Seller the Guaranty Agreement pursuant to which Guarantor guarantees the payment and performance of each obligation of Purchaser under this Agreement and the Operative Documents.
2.5    Performance Deposit. Contemporaneously with the execution of this Agreement, Purchaser shall deposit with Seller cash equal to thirty percent (30%) of the unadjusted Purchase Price (“Performance Deposit”) by wire transfer to a bank account designated by Seller prior to the Signing Date; provided, however, that if the Signing Date is not a Business Day or this Agreement is executed after-hours on a Business Day, Purchaser shall deliver the Performance Deposit to Seller at its designated bank account in the United States before 12:00 p.m. CPT on the next Business Day.
ARTICLE III
PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGNMENT
3.1    Allocated Values.
(a)    Purchaser’s good faith allocation of the unadjusted Purchase Price according to its value of the Properties is set forth in Exhibits “A-1” through “A-3” (“Good Faith Allocation”), and shall be used, if necessary, for purposes of Sections 3.2, 3.3, 5.2 and 7.2.
(b)    On or before the Closing Date, Purchaser and Seller will use commercially reasonable efforts to agree upon an allocation of the unadjusted Purchase Price among the Properties in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder. If Seller and Purchaser agree to such allocation, Seller and Purchaser agree (1) that such allocation shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, (2) that neither Seller nor Purchaser or any of their respective Affiliates or direct or indirect owners will take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any Tax Proceeding that is in any manner inconsistent with such allocation, except as required by applicable Law or with the written consent of the other Party, and (3) Purchaser and Seller agree that each shall furnish the other a copy of Form 8594 (Asset

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Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof thirty (30) days prior to such filing.
3.2    Preferential Rights to Purchase.
(a)    The Parties agree that those preferential purchase rights set forth in Schedule 3.2 that are currently attributable to the holders (and depths, if any) identified on such schedule with respect to such preferential purchase rights may be triggered by the transactions contemplated by this Agreement (collectively, the “Applicable Preferential Rights”). For each Property subject to any Applicable Preferential Right, except any Applicable Preferential Right held by Purchaser or its Affiliates, Seller shall (i) provide such notice to the applicable Third Party as may be required using the applicable Good Faith Allocation and the form of Preferential Right Notice Letter attached hereto as Exhibit F, or as otherwise mutually agreed, and (ii) comply in all other respects with the agreement under which the Applicable Preferential Right arises. If, prior to Closing, the holder of an Applicable Preferential Right notifies Seller that it elects to exercise its Applicable Preferential Right (in accordance with and determined by the agreement under which such Applicable Preferential Right arises), the Properties subject to such exercised Applicable Preferential Right shall be excluded from this Agreement and the Purchase Price shall be reduced by the Good Faith Allocation of such Property subject to the Applicable Preferential Right. Purchaser remains obligated to purchase the remainder of the Properties that are not affected by exercised Applicable Preferential Rights. Upon consummation of the sale of any such Properties to the holder of such Applicable Preferential Right, such Properties acquired by the holder of an Applicable Preferential Right shall be deemed for all purposes to constitute Excluded Properties.
(b)    If on the Closing Date, any Applicable Preferential Right has not been waived in writing or exercised by the holder thereof or the time for such holder to exercise such Applicable Preferential Right has not expired, then (subject to Sections 15.2, 15.3 and 17.1) the Closing with respect to the Properties to which such Applicable Preferential Right applies shall proceed on the Closing Date upon the mutual agreement of Seller and Purchaser, so long as Seller’s notification to the holder of such Applicable Preferential Right was given at least thirty (30) Days prior to the initial Closing Date.
(c)    If the Parties do not reach a mutual agreement as contemplated in the prior paragraph, then the applicable Properties shall be deemed Excluded Properties, the Purchase Price shall be reduced by the Good Faith Allocation of such Excluded Properties and the Closing shall otherwise proceed. Thereafter, Seller shall promptly notify Purchaser if the holder of the Applicable Preferential Right does not exercise such right prior to the expiration of such right, and within ten (10) Business Days after Purchaser’s receipt of such notice, the Parties shall conduct a second closing whereby Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, such Property pursuant to the terms of this Agreement and for the Good Faith Allocation amount for which the Purchase Price was reduced at Closing with respect to such Excluded Property (except “Closing Date” with respect to any such Property shall mean the date of assignment of such Property from Seller to Purchaser),

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subject to any purchase price adjustments consistent with this Agreement. If for any reason the purchase and sale of the Properties covered by the Applicable Preferential Rights which have been exercised by the holder thereof are not or cannot be consummated with the holder of the Applicable Preferential Rights in accordance with the agreement under which the Applicable Preferential Right arises, or the holder of the Applicable Preferential Right is unable to satisfy the conditions to closing contained therein, Seller shall promptly notify Purchaser and, if the Closing has not yet occurred, the affected Property shall be included in the Closing or, if the Closing has previously occurred, then within ten (10) Business Days after Purchaser’s receipt of such notice, the Parties shall conduct an additional closing whereby Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, such Property pursuant to the terms of this Agreement and for the Good Faith Allocation amount by which the Purchase Price was reduced at the initial Closing with respect to such Excluded Property (except “Closing Date” with respect to any such Property shall mean the date of assignment of such Property from Seller to Purchaser), subject to any Purchase Price adjustments consistent with this Agreement.
(d)    If (i) (A) the holder of an Applicable Preferential Right validly exercises its Applicable Preferential Right after the Closing or (B) the Parties inadvertently close on a Property subject to a preferential purchase right that is not listed on Schedule 3.2 (a “PPR”), either without having provided the required notification to the holder of such Applicable Preferential Right or PPR (“Pref Holder”) or without such Pref Holder having waived such Applicable Preferential Right or PPR or the time for such Pref Holder to exercise such Applicable Preferential Right or PPR having expired and (ii) after the Closing on such Property, the Pref Holder elects to exercise, then Purchaser shall convey such Property directly to the Pref Holder, and Purchaser shall be entitled to receive the consideration for such Property to be paid by such Pref Holder directly from such Pref Holder; provided, however, that if such Pref Holder requires that the conveyance of such Property be made by Seller, then Purchaser shall re-convey such Property to Seller in exchange for a refund from Seller of the Good Faith Allocation of such Property, and Seller shall then convey such Property to such Pref Holder and be entitled to retain the consideration for such Property paid by such Pref Holder, in each of the foregoing cases, subject to any purchase price adjustments consistent with this Agreement.
(e)    Any Applicable Preferential Right or PPR must be exercised subject to all the terms and conditions of this Agreement, including the payment to Seller of the Performance Deposit upon exercise of the Applicable Preferential Right or PPR.
(f)    For the avoidance of doubt, Third Party Claims relating to or arising out of Applicable Preferential Rights or PPRs to the extent related to (i) a Good Faith Allocation or (ii) Purchaser’s agreement to proceed with Closing prior to receipt of a written waiver or expiration of an Applicable Preferential Right or PPR (any such Third Party Claim, a “PPR Claim”) shall not be a Seller Retained Liability but shall be the responsibility of Purchaser (without regard to any deductibles or thresholds contained in this Agreement that may be otherwise applicable). Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify and hold harmless Seller Group from and against any and all

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PPR Claims, no matter whether arising before, on or after the Closing Date. These indemnity and defense obligations shall apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.
(g)    Notwithstanding anything to the contrary herein, Purchaser will have no obligation to purchase any Property that was treated as an Excluded Property pursuant to Section 3.2(c) after the Cut-Off Date.
3.3    Consents to Assignment.
(a)    If a required consent to assignment of a Property (other than Contracts or Customary Post-Closing Consents) has not been obtained prior to Closing, the Property with respect to which consent is required but not obtained shall be excluded from this Agreement and the Purchase Price shall be adjusted by the Good Faith Allocation, if any, with respect to such Property. Purchaser remains obligated to purchase from Seller the remainder of the Properties that are not subject to such unobtained required consent, subject to the terms and conditions of this Agreement. If Seller subsequently obtains any required consents prior to the Cut-Off Date not obtained prior to or at Closing, Seller shall promptly notify Purchaser and within ten (10) Business Days after Purchaser’s receipt of such notice, Seller shall sell, assign and convey to Purchaser and Purchaser shall purchase and accept from Seller such Properties pursuant to the terms of this Agreement and for the Good Faith Allocation, if any, with respect to such affected Property (except “Closing Date” with respect to such Property shall mean the date of assignment of such Property from Seller to Purchaser).
(b)    With respect to Contracts constituting Properties that require consent to assignment (other than Customary Post-Closing Consents), the Parties shall use Commercially Reasonable Efforts to obtain such consent prior to Closing using the form of Consent Notice Letter attached hereto as Exhibit G, or as otherwise mutually agreed. If such consent has not been obtained prior to Closing, at the mutual agreement of the Parties, the Parties shall execute and deliver such instruments and take such other actions as Seller may reasonably request to carry out the intent of this Agreement and the transfer of such Contracts. Such instruments and actions may include the execution of back-to-back agreements to effect the transfer to Purchaser of the benefits and burdens of or on Seller under such Contracts which Seller is obligated to perform and is entitled to receive (provided that entering into such back-to-back agreements is not impracticable or does not: (x) result in a breach of any obligations under any such Contract or (y) result in a violation of Law by Seller or (z) impose a burden on Seller disproportionate to the benefit received by Purchaser under such Contract). In any such back-to-back agreement, (i) Seller shall continue to be bound thereby and (ii) (A) Purchaser shall perform and discharge fully all of the obligations of Seller thereunder after the Effective Time and indemnify Seller for all Claims arising out of such performance by Purchaser, (B) Seller shall, without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other considerations received in respect of such

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performance, (C) Seller shall promptly exercise or exploit the beneficial rights and options of Purchaser under such Contract at Purchaser’s request and expense and (D) if and when any such consent shall be obtained or such a Contract shall otherwise become assignable, Seller shall promptly assign, in a manner consistent with Section 2.1, its rights and obligations under such Contract to Purchaser and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and continue to indemnify Seller as stated above. To the extent that Seller is unable to assign a Contract with respect to which Seller has elected that this Section 3.3(b) applies, Seller shall use Commercially Reasonable Efforts to continue to seek consent to assignment of such Contract until the earlier of (1) the first anniversary of the Closing Date or (2) the date such Contract is terminated in accordance with its terms or otherwise at the direction of Purchaser, to the extent such termination does not breach such Contract.
3.4    Applicable Consents and Waivers. Each Party hereby gives, and shall cause its Affiliates to give, any required consents and hereby waives, and shall cause its Affiliates to waive, any Applicable Preferential Rights or PPRs held by such Party or its Affiliates.
ARTICLE IV
TITLE REVIEW
4.1    Review of Title Records. After execution and delivery of this Agreement and prior to the Closing Date, Seller shall make available to Purchaser and Purchaser’s representatives, at reasonable times during Seller’s regular business hours and at their current locations (or such other locations as Seller designates) upon reasonable notice, for examination and copying, at Purchaser’s expense, Records in Seller’s possession relating to title to the Properties. If Purchaser requests copies of title Records, Seller shall use its Commercially Reasonable Efforts to provide the requested copies to Purchaser at Purchaser’s expense. Such review will be subject to the terms of the Confidentiality Agreement.
4.2    Waiver. Purchaser (on behalf of Purchaser Group and their successors and assigns) hereby irrevocably waives and releases for all purposes all objections and defects and Claims (whether known or unknown) associated with the title to the Properties, except for any special warranty of title given in the Assignment and Bill of Sale or Deed. For the avoidance of doubt, this Section 4.2 shall not diminish or affect in any way the Parties’ rights and obligations under Section 19.6 or any indemnity provided in this Agreement.
ARTICLE V
CONDITION OF THE PROPERTIES
5.1    Access. From and after the Signing Date and until the Closing Date, but subject to the succeeding sentence, Seller shall provide Purchaser access (during Seller’s regular business hours and to the extent it does not unreasonably interfere with Seller’s operations) to the Properties that it operates, and Seller shall use Commercially Reasonable Efforts to obtain permission for Purchaser to gain access to the Properties that are operated by Third Parties, to conduct a visual inspection of the same subject to the following conditions, it being agreed that Purchaser and its Representatives may not conduct any Invasive Activities or inspections (other

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than a visual inspection) and may not operate any equipment or machinery in the course of such inspection. Such inspection shall be (a) conducted in accordance with the terms of the Confidentiality Agreement, (b) subject to any releases or other agreements required by the operator of the Properties, (c) only for the purpose of effecting the transactions contemplated by this Agreement and (d) subject at all times to Purchaser’s and its Representatives’ compliance with Seller’s (or the applicable Third Party operator’s) applicable policies and procedures, including Seller’s (or the applicable Third Party operator’s) code of conduct, digital security, health, safety, security and environmental policies and procedures. If, at any time, Seller believes in good faith that Purchaser or any of its Representatives have not complied with Seller’s (or the applicable Third Party operator’s) applicable policies and procedures, then Seller may immediately terminate Purchaser’s and its Representatives’ access to the Properties. Purchaser shall be responsible for arranging, at its own cost, transportation to and from any such Properties. From and after the Signing Date and until the Closing Date, Seller shall make available to Purchaser and its Representatives prior to Closing, at reasonable times (which may be outside of normal business hours, such as evening hours and on weekends, if approved by Seller) and at their current locations (or such other locations as Seller designates) upon reasonable notice, for examination and copying, all Records (other than title Records and title information, which Records and information are exclusively addressed in Section 4.1) relating to the condition of the Properties insofar as the same are in possession of Seller or its Affiliates and, prior to the Signing Date, are not located at the Properties; provided, that Seller may restrict access and provision of information to the extent it reasonably believes necessary to (i) comply with existing confidentiality obligations owed to Third Parties (provided further that Seller shall use its Commercially Reasonable Efforts to secure waivers of any such confidentiality obligations), (ii) ensure compliance with antitrust and other Laws, (iii) preserve the secrecy of confidential information to the extent not related to the Properties and (iv) preserve a valid legal privilege relating to existing or anticipated Third Party Claims. From and after the Signing Date and until the Closing Date, at reasonable times and upon reasonable notice, Seller shall afford Purchaser and such Purchaser’s Representatives reasonable access to selected employees of Seller Group that have been involved with the operation of the Properties solely to the extent such access does not disrupt the daily activities of such employees in any material respect. To the fullest extent permitted by Law, Purchaser (on behalf of Purchaser Group and their successors and assigns) shall indemnify, defend and hold harmless Seller Group, the other owners of interests in the Properties and their respective officers, directors, managers, employees, agents and representatives, from any and all Claims (including those for (1) any injury, illness or death of any Persons including Third Parties, Purchaser Group, Seller Group or their respective Representatives; (2) damage to property (including damage to property of Third Parties, Seller Group, Purchaser Group or their respective Representatives); and (3) damage to natural resources or environmental damage to or associated with the Properties), to the extent such Claims are caused by, arise out of, or result from the activities of Purchaser Group or its Representatives in connection with any site visit or physical inspection of the Properties, even if such indemnified event is caused by, arises out of or results from the active or passive, sole, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of the aforesaid indemnified parties, or any pre-existing defect, but not to the extent that such indemnified event or occurrence is caused by or the result of gross negligence or willful misconduct of such indemnified parties.

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5.2    Alleged Adverse Conditions.
(a)    As soon as reasonably practicable, but no later than the earlier of (i) five (5) Business Days prior to the Closing Date and (ii) forty-five (45) Days after the Signing Date (such time period, the “Adverse Condition Claim Period”), Purchaser may notify Seller in writing of any Adverse Conditions with respect to any of the Properties (each, an “Alleged Adverse Condition”). Purchaser’s notice asserting Alleged Adverse Conditions shall include a complete description and full explanation (including copies of any and all supporting documentation associated therewith) of each individual Alleged Adverse Condition being claimed and an estimate of the Prudent Cost Response that Purchaser in good faith attributes to bringing such condition into compliance with Environmental Laws (such notice, an “Adverse Condition Notice”). The Parties shall meet from time to time as reasonably necessary in an attempt to agree on a resolution with respect to any outstanding Alleged Adverse Conditions timely raised hereunder.
(b)    Seller has the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Alleged Adverse Condition with respect to the Properties of which it has been duly advised by Purchaser during the Adverse Condition Claim Period. If Seller has given notice to Purchaser prior to Closing that it elects to attempt to correct the Alleged Adverse Condition, and if such Alleged Adverse Condition is not corrected on or before one hundred eighty (180) Days after the Closing, then, upon Seller’s receipt of written notice from Purchaser of such non-completion given within thirty (30) Days following such one hundred eighty (180) Day period, and subject to the right of Seller to initiate binding arbitration in accordance with the provisions set forth in Article XVIII to resolve any dispute regarding any such alleged non-completion, Seller shall pay to Purchaser, subject to Section 5.2(e), an amount equal to the remaining Prudent Cost Response for such Alleged Adverse Condition.
(c)    If the Parties are unable to agree as to the existence, validity, value or resolution of one or more of the Alleged Adverse Conditions prior to the Closing (such inability to agree, an “Adverse Condition Dispute”), then (subject to Sections 15.2, 15.3 and 17.1), Purchaser shall be obligated to Close and, except as to Alleged Adverse Conditions of which Seller has given notice to Purchaser that it elects to attempt to correct (as provided above), at Seller’s election either: (i) the affected Property shall be an Excluded Property and the Purchase Price shall be reduced by the Good Faith Allocation of such Property, (ii) subject to Section 5.2(e), Seller shall indemnify Purchaser pursuant to Section 8.4(b) and the Property shall remain a Property acquired by Purchaser without any adjustment of the Purchase Price or (iii) subject to Section 5.2(e), the Property shall remain a Property acquired by Purchaser and the Purchase Price shall be reduced by an amount equal to the lesser of the Good Faith Allocation of such Property and the Prudent Cost Response for such Alleged Adverse Condition; provided, however, that either Party may initiate, within sixty (60) Days after the Closing (but not later), binding arbitration in accordance with the provisions set forth in Article XVIII to resolve any dispute arising prior to Closing regarding any Alleged Adverse Condition or the Prudent Cost Response thereof, except as to Alleged Adverse Conditions of which Seller has given notice that it elects to attempt to cure (as provided in Section 5.2(b)). Notwithstanding the foregoing sentence, either Party may initiate, within sixty (60) Days

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after the one hundred eighty (180) Day cure period (but not later), binding arbitration in accordance with the provisions set forth in Article XVIII to resolve any dispute regarding the failure to pursue diligently a cure or completion of the cure of an Alleged Adverse Condition that Seller has elected to cure.
(d)    Notwithstanding anything to the contrary in Article XVIII, any arbitration initiated under this Section 5.2 shall be exclusively and finally resolved by a single arbitrator if the Adverse Condition Dispute involves less than Five Million Dollars ($5,000,000) and by a panel of three arbitrators if the Adverse Condition Dispute involves more than Five Million Dollars ($5,000,000). Any such arbitrator (the “Environmental Referee”) shall be an environmental attorney(s) with at least ten (10) years experience in oil and gas environmental matters, shall have not at any point in the past ten (10) years represented or been adverse to either Party (or any of their Affiliates) and shall be selected by mutual agreement of Purchaser and Seller within thirty (30) Days after the initiation of binding arbitration under Article XVIII, and absent such agreement, shall be selected by the Houston, Texas regional office of the AAA upon written request of either Party. Except as otherwise provided in the two preceding sentences, Adverse Condition Dispute arbitrations shall be conducted in accordance with Article XVIII.
(e)    Notwithstanding anything contained in this Agreement to the contrary but subject to Seller’s indemnification obligations set forth in Sections 8.2, 8.4 and 8.6, Purchaser shall not be entitled to a Purchase Price adjustment, an indemnity or any other remedy relating to an Adverse Condition unless (i) a Claim for the Alleged Adverse Condition is asserted by Purchaser within the Adverse Condition Claim Period, (ii) the amount of the Prudent Cost Response for such individual Alleged Adverse Condition exceeds a threshold amount of One Million Dollars ($1,000,000), net to Seller’s interest in the Property (the “Adverse Condition Threshold Amount”) and (iii) the Aggregate Transaction Claims for which Seller is responsible exceeds the Aggregate Deductible Amount (it being acknowledged and agreed that, subject to the provisions of Sections 8.2, 8.4 and 8.6, Purchaser shall be solely responsible for and bear all costs and expenses or loss of value associated with each individual Alleged Adverse Condition asserted by Purchaser hereunder up to the Adverse Condition Threshold Amount and for the aggregate of the Alleged Adverse Conditions to the extent they do not, when combined with the other Aggregate Transaction Claims for which Seller is responsible, exceed the Aggregate Deductible Amount. Seller’s election to attempt to cure, or to provide indemnity against an Alleged Adverse Condition, shall not constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Alleged Adverse Condition. Notwithstanding anything in this Agreement to the contrary, Purchaser may not assert an Alleged Adverse Condition with respect to a Property (x) of which it is the operator or (y) in which it owns an interest and with respect to which it is aware of such Alleged Adverse Condition.
5.3    Waiver. Except as provided in the next sentence of this Section 5.3, Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives and releases for all purposes all objections and Claims associated with the environmental, physical, contractual and any other conditions of any Properties (including Adverse Conditions and Alleged Adverse Conditions) unless (a) asserted within the

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Adverse Condition Claim Period and as otherwise required by Section 5.2 and (b) in excess of the Adverse Condition Threshold Amount and the Aggregate Deductible Amount; provided, however, all Alleged Adverse Condition Claims are deemed waived for all purposes by Purchaser unless they are either settled by written agreement of the Parties or referred to arbitration under Article XVIII in either case (x) within sixty (60) Days after the Closing as provided in Section 5.2(c) or (y) within sixty (60) Days after the cure period lasting one hundred eighty (180) Days after the Closing, for those Alleged Adverse Conditions for which Seller provides Purchaser notice that it will continue attempting to bring into compliance with Environmental Law after the Closing; and, subject to the foregoing exceptions, Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives and releases and shall be solely responsible for any and all Claims it and they may have against Seller and Seller Group with respect to environmental, physical, contractual and any other conditions of the Properties (including Adverse Conditions and Alleged Adverse Conditions). For the avoidance of doubt, this Section 5.3 shall not diminish or affect in any way the Parties’ rights and obligations under any indemnities provided in this Agreement, including the indemnities set forth in Sections 8.4 and 8.6.
ARTICLE VI
ACCOUNTING
6.1    Products and Line Fill. Seller (or the operator of the Properties) shall measure Hydrocarbons associated with the Properties and stored in tanks and vessels to the bottom of the applicable flange as of the Effective Time. Seller shall determine the Line Fill, if any, as of the Effective Time. Seller shall be entitled to the proceeds of such Hydrocarbons, produced or attributable to the Properties and saved for any period prior to the Effective Time, and shall be entitled to the Line Fill, if any, as of the Effective Time, all at the prices set forth in Schedule 6.1; provided, however, that all of the foregoing shall be less any applicable production tax, severance tax or similar Tax or other applicable deductions. Unless the actual amounts are readily available to Seller reasonably in advance of Closing, the estimated amounts to which Seller is entitled shall be included in the calculation of the Closing Purchase Price and shall be incorporated into the Preliminary Settlement Statement. The actual amounts to which Seller is entitled (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement, if they were not accounted for in the Preliminary Settlement Statement. Purchaser shall be entitled to the proceeds of Hydrocarbons, produced or attributable to the Properties and saved for any period after the Effective Time.
6.2    Revenues, Expenses and Capital Expenditures. Except as expressly provided otherwise in this Agreement:
(a)    Seller is entitled to all revenues and accounts receivable attributable to the Properties it transfers, and is responsible for all expenses, accounts payable and capital expenditures attributable to the Properties it transfers, in each case to the extent they relate to the period prior to the Effective Time.
(b)    Seller is entitled to all producing, drilling and operator overhead receipts attributable to the Properties for which it serves as operator on or prior to the Closing to the extent they relate to the period prior to the Effective Time.

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(c)    Seller also is entitled to the sum of Three Hundred Forty Thousand Dollars ($340,000) per month (prorated on a daily basis for any partial month) (as an agreed reimbursement in lieu of Seller’s actual overhead attributable to the Properties) for the period from the Effective Time until the Closing Date.
(d)    Purchaser is entitled to all revenues and accounts receivable attributable to the Properties it acquires, and is responsible for all expenses, accounts payable and capital expenditures attributable to the Properties it acquires, in each case to the extent they relate to the period from and after the Effective Time.
(e)    Seller shall estimate the amounts above in Sections 6.2(a), (b) and (d) and incorporate such estimate and the amount in Section 6.2(c) into the Preliminary Settlement Statement. The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.
6.3    Taxes.
(a)    Seller shall bear all Taxes attributable to the ownership or operation of the Properties prior to and including the Closing Date in the case of income, franchise, margin and similar Taxes, and prior to the Effective Time in the case of all other Taxes, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, shall belong to Seller. Purchaser shall bear all Taxes attributable to the ownership or operation of the Properties after the Closing Date in the case of income, franchise, margin, and similar Taxes, and on and after the Effective Time in the case of all other Taxes, and all deductions, credits or refunds pertaining to the aforementioned Taxes no matter when received, shall belong to Purchaser. Ad valorem, property, or similar Taxes shall be prorated based on a percentage of the assessment period occurring before and after the Effective Time. For the avoidance of doubt, ad valorem or property Taxes based on production (e.g., the gross production Tax or similar Taxes) shall be prorated based on the Tax period for which the Tax is levied. Accordingly, the Parties acknowledge that gross production tax assessed for tax year 2012 (based on 2011 production) are subject to proration, and that gross production tax assessed for tax year 2013 (based on 2012 production) are the sole responsibility of Purchaser. Seller shall estimate all Taxes attributable to the ownership or operation of the Properties (excluding Seller’s income taxes, franchise taxes or margin taxes) and incorporate such estimate, to be reasonably acceptable to Purchaser, into the Preliminary Settlement Statement. The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for by the Parties in the Final Settlement Statement.
(b)    Purchaser is solely liable for any Sales Tax due and owing as a result of Seller’s transfer of the Properties to Purchaser. Purchaser and Seller will agree

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on the value of the tangible personal property being transferred at or prior to Closing. Seller shall provide Purchaser with such documentation and information as Purchaser shall reasonably request in connection with Purchaser’s determination as to whether the transfer of any such tangible personal property is subject to Sales Tax. Prior to the delivery of the Preliminary Settlement Statement, Purchaser shall provide Seller with documentation detailing the basis for Purchaser’s allocation of the Purchase Price to any Property that is or is not subject to Sales Tax. Purchaser shall (i) pay any Sales Tax due on its acquisition of all tangible personal property that does not qualify for an exemption or exclusion from Sales Tax by means of incorporating the amount into the Preliminary Settlement Statement (and the actual amounts, to the extent the same differ from the estimates included in the Preliminary Settlement Statement, shall be accounted for in the Final Settlement Statement) and (ii) provide Seller, at least three (3) Business Days prior to Closing, with any exemption certificates required by state Law to support any applicable exemptions. Seller shall remit any Sales Tax collected from Purchaser to the applicable Governmental Authority and shall be released from collecting Sales Tax on otherwise taxable items that qualify for exemptions or exclusions. If Seller is required to pay any Sales Tax, interest or penalty thereon other than amounts taken into account in the Preliminary Settlement Statement (as adjusted by the Final Settlement Statement), Purchaser shall reimburse Seller for such amount within thirty (30) Days after receipt of Seller’s written notice of the payment. Notwithstanding anything contained in this Agreement to the contrary, Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify and hold harmless Seller Group from and against any and all Claims (no matter when asserted) relating to, arising out of, or connected with, directly or indirectly, Sales Tax resulting from or associated with Seller’s transfer of the Properties to Purchaser. These indemnity and defense obligations will apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), or other fault of Seller Group, or any pre-existing defect.
(c)    Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of original or amended Tax Returns and any audit, litigation, refund claim or other proceeding (each a “Tax Proceeding”) with respect to Taxes, provided that, except to the extent such cooperation relates to Taxes for which the Party asked to cooperate would be responsible under this Agreement, such requested Party (i) shall incur no additional costs, expenses, fees or liabilities or (ii) shall be reimbursed for all additional costs, expenses, fees or liabilities as a result of or connected with the request. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records, accounting data and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, the Purchaser and Seller agree (a) to retain all books and records with respect to Tax matters pertinent to the Properties relating to any taxable period beginning before the Closing Date until thirty (30) Days after the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements

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entered into with any Governmental Authority and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such books and records. Purchaser and Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
(d)    Seller shall retain authority to settle any Tax Proceedings relating to Taxes for all tax periods prior to the Closing Date in the case of income, franchise, margin and similar Taxes, and prior to the Effective Time in the case of all other Taxes and to file any amended Tax Returns resulting from any such settlement; provided, however, that Seller shall take no action with respect to Taxes that would increase Purchaser’s liability for Taxes under this Agreement or otherwise without the Purchaser’s consent, not to be unreasonably withheld. Purchaser shall have authority to settle any Tax Proceedings relating to Tax for tax periods after the Closing Date in the case of income, franchise, margin and similar Taxes, and on and after the Effective Time in the case of all other Taxes and to file any amended Tax Returns resulting from any such settlement; provided, however, that Purchaser shall take no action with respect to Taxes that would increase Seller’s liability for Taxes under this Agreement or otherwise without the Seller’s consent, not to be unreasonably withheld.
6.4    Obligations and Credits. All Prepaid Amounts attributable to the Properties or other amounts paid by Seller (including amounts paid pursuant to an authorization for expenditure) prior to the Closing Date in respect of the Properties for services performed (or to be performed) or goods purchased (or to be purchased) and attributable to the period after the Effective Time, and not otherwise taken into account in the Preliminary Settlement Statement, shall be reimbursed to Seller by Purchaser as provided in this Section 6.4. Seller shall estimate the above amounts and incorporate such estimate into the Preliminary Settlement Statement. The actual amounts (to the extent the same differ from the estimates included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.
6.5    Preliminary Settlement Statement. No later than three (3) Business Days prior to the Closing Date, Seller shall submit to Purchaser a preliminary settlement statement in substantially the form of Exhibit H (the “Preliminary Settlement Statement”) and include therewith an estimate, prepared in good faith, of the Purchase Price due by Purchaser, taking into account the estimate of adjustments permitted hereunder as identified on such form. In connection with Seller’s preparation of the Preliminary Settlement Statement, Purchaser shall cooperate by timely delivering to Seller all information in its possession relevant to the preparation of the Preliminary Settlement Statement that is requested by Seller and that relates to the Properties. Purchaser shall have two (2) Business Days to review the Preliminary Settlement Statement. On the Day following the expiration of such two (2) Business Day review period, Purchaser shall submit a written report containing any changes Purchaser proposes to be made to the Preliminary Settlement Statement. The Parties shall attempt to agree on a final Preliminary Settlement Statement no later than one (1) Day prior to Closing. If the Parties are unable to

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agree prior to the Closing Date, Seller’s good faith estimate shall be used to determine the adjustments to the Purchase Price to be used at Closing in the Preliminary Settlement Statement.
6.6    Final Settlement Statement. As soon as reasonably practicable, but in no event later than one hundred eighty (180) Days after the end of the Transition Period, Seller shall deliver to Purchaser a statement setting forth the adjustments to the Purchase Price pursuant to this Article VI and any other adjustments to the Purchase Price expressly permitted hereunder, in substantially the form of the Preliminary Settlement Statement (the “Final Settlement Statement”). Upon request, Seller shall provide accounting support for any entry on the Final Settlement Statement of which Purchaser is not already in possession. As soon as reasonably practicable, but in no event later than forty-five (45) Days after Purchaser receives the Final Settlement Statement, Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes in good faith to be made to such statement, stating in reasonable detail its objections and the amounts to which it objects. If Purchaser fails to timely deliver the written report to Seller containing changes Purchaser proposes to be made to the Final Settlement Statement, the statement as delivered by Seller shall be deemed to be correct and shall be final and binding on the Parties and not subject to further review, audit, arbitration or legal proceedings. If Purchaser timely delivers the written report to Seller containing changes Purchaser proposes to be made to the Final Settlement Statement, then as soon as reasonably practicable, but in no event later than thirty (30) Days after Seller receives Purchaser’s written report, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. If the Parties fail to agree on the final adjustments within the thirty (30) Day period, then either Party, by written notice to the Accounting Referee and the other Party, may submit the disputed items to the Accounting Referee for resolution (with copy concurrently delivered to the other Party). Each Party shall have the right to submit to the Accounting Referee (with copy concurrently delivered to the other Party) (i) a position statement on such disputed items within ten (10) Business Days after delivery of the notice to the Accounting Referee and (ii) a rebuttal statement to the other Party’s position statement within ten (10) Business Days after expiration of such initial ten (10) Business Day period. Failure of a Party to timely submit its position statement to the Accounting Referee shall constitute a waiver by such Party as to each particular item in dispute and its agreement to the amount proposed by the other Party. Either Party may request that the Accounting Referee accept or decline the appointment in writing within ten (10) Business Days after its receipt of the initial position statement. The Accounting Referee will make a determination resolving the disputed items to be reflected in the Final Settlement Statement based on the written position statements and rebuttal statements from Purchaser and Seller and the Accounting Referee shall not take any testimony or hear any oral argument. The Accounting Referee may request, as it deems appropriate, any additional information from (and provide opportunity to rebut responses to) the Parties, with notice to both Parties of all such requests and the related responses. The Parties shall respond promptly to all requests from the Accounting Referee for additional information and clarification. The Accounting Referee shall address only those items in dispute and may not determine the disputed items to be greater than the greatest amount claimed by a Party or smaller than the smallest amount claimed by a Party. The Accounting Referee shall resolve the disputes within thirty (30) Days after expiration of the ten (10) Day rebuttal period. The decision of the Accounting Referee shall be in writing and will be final and binding on and non-appealable by the Parties, absent manifest error. The fees and expenses associated with the Accounting Referee shall be borne equally by Purchaser and Seller and paid promptly upon receipt of the Accounting

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Referee’s invoices. Any amounts owed by one Party to the other Party as a result of the Final Settlement Statement shall be paid within fifteen (15) Business Days after the date when the amounts are agreed upon by the Parties, are deemed correct as provided above or the Parties receive the decision of the Accounting Referee, and the amounts included in the Final Settlement Statement shall be final and binding between the Parties and not subject to further audit, arbitration or other legal proceeding. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matter submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Except as expressly provided herein, whenever the Accounting Referee is retained to resolve a dispute as provided pursuant to this Agreement, the Accounting Referee may determine the issues in dispute following such procedures, consistent with the express provisions of this Agreement, as the Accounting Referee deems appropriate to the circumstances and with reference to the amounts in issue. Except as expressly provided herein, the Parties do not intend to impose any particular procedures upon the Accounting Referee, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable.
6.7    Post-Closing Revenues. Except as expressly provided otherwise in this Agreement, Purchaser shall pay Seller any and all amounts received after Closing by Purchaser (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Properties prior to the Effective Time. Except as expressly provided otherwise in this Agreement, Seller shall pay Purchaser any and all amounts received after Closing by Seller (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Properties after the Effective Time. The Party responsible for the payment of amounts received shall reimburse the other Party within ninety (90) Days after the end of the month in which such amounts were received by the Party responsible for payment and, if paid, no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.
6.8    Post-Closing Expenses. Except as expressly provided otherwise in this Agreement, Seller shall reimburse Purchaser for any and all costs and disbursements paid after Closing by Purchaser (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Properties prior to the Effective Time. Except as expressly provided otherwise in this Agreement, Purchaser shall reimburse Seller for any and all costs and disbursements paid after Closing by Seller (to the extent not accounted for in the Final Settlement Statement or the Transition Services Agreement) that are attributable to the ownership of the Properties after the Effective Time. The Party responsible for the payment shall reimburse the other Party within ninety (90) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, if paid, no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.
6.9    Audits. Seller has retained certain audit claims and other Claims against Third Parties as an Excluded Property. Notwithstanding anything in this Agreement to the contrary, (i) Seller shall have the right to conduct and participate in audits and other Claims related to joint operations or other activities provided for under any construction, operation, gas processing, gas purchase, transportation or other Contract relating to the Properties in accordance with the terms thereof and any audits or Claims conducted by any Governmental Authority (whether or not

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being conducted as of the Closing Date), in each case to the extent any such audit or Claim relates to periods prior to the Closing Date and (ii) no audit or other Claim of Seller relating to the Properties is waived or released by Seller under this Agreement nor shall any indemnity in this Agreement affect any such audit Claim by Seller Group related to joint operations under any operating or other agreement relating to the Properties in accordance with the terms thereof to the extent any such audit relates to periods for which Seller Group is responsible under this Agreement.
ARTICLE VII
CASUALTY LOSS
7.1    Notice of Casualty Loss. From the Signing Date until Closing, Seller shall notify Purchaser within a reasonable time following each instance of Casualty Loss with respect to the Properties known to Seller.
7.2    Resolution of Casualty Loss.
(a)    If, after the Signing Date but prior to the Closing Date, any Property suffers a Casualty Loss, then (subject to Sections 15.2, 15.3 and 17.1) Purchaser shall nevertheless be required to proceed to Closing with respect to such Property and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause, at Seller’s sole cost and expense (to the extent Purchaser does not otherwise own an interest in such Property), any such Property affected by a Casualty Loss to be repaired or restored to a quality and condition comparable to that existing with respect to such Property immediately before the Casualty Loss using the Prudent Cost Response (in the case of expenditures necessary to comply with Environmental Laws), as promptly as reasonably practicable (which work may extend after the Closing Date, so long as Seller is diligently pursuing such repairs or restoration activities but not longer than one hundred eighty (180) Days after the Closing Date unless mutually acceptable to the Parties); (ii) to make an appropriate monetary adjustment to the Purchase Price reflecting the “reduction in value” of such Casualty Loss in accordance with Section 7.2(b); or (iii) to cause such Property affected by a Casualty Loss to be an Excluded Property and the Purchase Price shall be reduced by the Good Faith Allocation of such Property with adjustments as provided in Section 2.3 as applicable.
(b)    For the purposes of this Article VII, “reduction in value” due to a Casualty Loss is based on the principle that Seller should generally bear the costs of repair and restoration of such Property to a quality and condition comparable to that existing with respect to such Property immediately before the Casualty Loss, limited (i) in the case of expenditures necessary to comply with Environmental Laws, to the lesser of (A) the Prudent Cost Response and (B) the Good Faith Allocation applicable to the affected Property; (ii) in the case of expenditures not necessary to comply with Environmental Laws, to the Good Faith Allocation applicable to the affected Property; and (iii) in all cases, to the amount which, when combined with the other Aggregate Transaction Claims for which Seller is responsible, exceeds the Aggregate Deductible Amount; provided that, if such repair or restoration costs result in the Properties having a quality or condition better than that existing immediately prior to the Casualty Loss, Purchaser shall bear, or

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reimburse Seller if already incurred by Seller, an equitable portion of such repair or restoration costs. If Section 7.2(a)(ii) is applicable, Seller shall notify Purchaser at least ten (10) Days prior to the Closing of its proposed monetary adjustment and if the Parties have a dispute regarding the amount of the appropriate monetary adjustment (such dispute, a “Casualty Loss Dispute”), the Parties shall Close with an adjusting payment to Purchaser in the amount of the good faith estimate of the reduction in value associated with such Casualty Loss as determined by Seller and equitable allocation of repair or restoration costs to Purchaser as determined by Seller; provided, however, either Party may initiate, within thirty (30) Days (but not later) after the Closing Date, binding arbitration in accordance with Article XVIII to resolve the Casualty Loss Dispute by delivering to the other Party a written notice setting forth the Casualty Loss in dispute, the Properties affected, the specific description of the Casualty Loss, such Party’s good faith estimate of the value of such Casualty Loss and equitable allocation of cost, together with any available documentation upon which such Party’s belief is based as to the existence, validity, value or cure of such Casualty Loss (such notice, a “Casualty Loss Dispute Notice”).
(c)    Notwithstanding anything to the contrary in Article XVIII, any arbitration initiated under this Section 7.2 shall be exclusively and finally resolved by a single arbitrator if the Casualty Loss Dispute involves less than Ten Million Dollars ($10,000,000) and by a panel of three arbitrators if the Casualty Loss Dispute involves more than Ten Million Dollars ($10,000,000). Any such arbitrator (the “Casualty Referee”) shall be an insurance loss consultant(s) with at least ten (10) years experience in oil and gas insurance loss analysis matters, shall have not at any point in the past ten (10) years represented or been adverse to either Party or any of their Affiliates and shall be selected by mutual agreement of Purchaser and Seller within fifteen (15) Days after the delivery of the applicable Casualty Loss Dispute Notice, and absent such agreement, shall be selected by the Houston, Texas regional office of the AAA upon written request of either Party. Except as otherwise provided in the preceding two sentences, Casualty Loss Dispute arbitrations shall be conducted in accordance with Article XVIII; provided, if there is a difference between the good faith estimates of Seller and Purchaser as to the reduction in value or equitable allocation of costs in excess of twenty percent (20%) of such arithmetical average, then the arbitrators shall be obligated to select as the reduction in value one of the good faith estimates proposed by the Parties, but not another amount in between the two estimates or otherwise. Any Claim for a Casualty Loss not referred to binding arbitration under Article XVIII within thirty (30) Days after Closing shall be deemed waived.
(d)    In each case, Seller shall be entitled to retain all rights to insurance and other Claims against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.
(e)    As used in Section 7.2, Prudent Cost Response shall not include costs related to Decommissioning, Asbestos and Related Liabilities, Process Safety Management and Disclosed Environmental Liabilities.

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ARTICLE VIII
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
8.1    Opportunity for Review. Each Party represents that it has had an adequate opportunity to review all waiver, release, indemnity and defense provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and advice. Based upon the foregoing representation, the Parties agree to the provisions set forth below.
8.2    Seller’s Non-Environmental Indemnity Obligation. If Closing occurs, then from and after the Closing Date, Seller hereby releases Purchaser Group from, and, subject to the limitations set forth in Section 8.7 or elsewhere in this Agreement, shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against, (a) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Properties, or any part thereof, to the extent such Non-Environmental Claims are attributable to the period prior to the Effective Time and of which Purchaser provides notice to Seller in accordance with Section 8.8 within twelve (12) months after the Closing Date, including Non-Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass, or (E) violation of Law; and (b) all Claims arising out of any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Purchaser Group, or any pre-existing defect. Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify and hold harmless Purchaser Group from and against any Non-Environmental Claims to the extent that Purchaser is not entitled to a remedy therefor under Section 8.7. As of Closing, Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and assumes and is solely responsible for, all Non-Environmental Claims either waived by Purchaser or not subject to indemnification by Seller at the time in question under the terms of this Section 8.2.
8.3    Purchaser’s Non-Environmental Indemnity Obligation. If Closing occurs, then from and after the Closing Date, Purchaser (on behalf of Purchaser Group and their successors and assigns) hereby releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, (a) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Properties, or any part thereof, to the extent such Non-Environmental Claims are attributable to (i) the Good Faith Allocation, (ii) applicable PPR, to the extent Purchaser and Seller agree to close prior to receipt of a written waiver of such purchase rights, (iii) the period prior to the Effective Time (no matter when asserted) for any Non-Environmental Claims for which (x) Seller owes no indemnity under

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this Agreement or Seller’s indemnity obligation under this Agreement has expired, (y) the time period set forth in Section 8.7 has expired or (z) the threshold and deductible amounts set forth in Section 8.7 are not met and (iv) the period of time on or after the Effective Time, including Non-Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass, or (E) violation of Law; and (b) all Claims arising out of any breach by Purchaser of Purchaser’s representations, warranties or covenants set forth in this Agreement. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.
8.4    Seller’s Environmental Indemnity Obligation.
(a)    If Closing occurs, then from and after the Closing Date, Seller hereby releases Purchaser Group from, and, subject to the limitations set forth in Section 8.7 or elsewhere in this Agreement, shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against, all Environmental Claims (other than Decommissioning, Asbestos and Related Liabilities, Process Safety Management and Disclosed Environmental Liabilities) relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Properties, or any part thereof, to the extent such Environmental Claims are attributable to the period prior to the Effective Time and of which Purchaser provides notice to Seller in accordance with Section 8.8 within six (6) months after the Closing Date, including in all such cases Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass, or (E) violation of Law.
(b)    If Closing occurs and Seller has elected under Section 5.2(c) to indemnify Purchaser with respect to an Alleged Adverse Condition, then on and after the Closing Date, Seller shall release Purchaser Group from, and, subject to the limitations set forth in Section 5.2 (including thresholds and time limitations therein) and Section 8.7 or elsewhere in this Agreement, shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, such Alleged Adverse Condition (provided that this Section 8.4(b) shall not be applicable to any Environmental Claims, all of which are covered exclusively in accordance with Section 8.4(a)).
(c)    These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of

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duty (statutory or otherwise), violation of Law, or other fault of Purchaser Group, or any pre-existing defect. Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify and hold harmless Purchaser Group from and against any Environmental Claims to the extent that Purchaser is not entitled to a remedy therefor under Section 8.7 or elsewhere in this Agreement. As of Closing, Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and assumes and is solely responsible for, all Environmental Claims either waived by Purchaser or not subject to indemnification by Seller at the time in question under the terms of this Section 8.4.
8.5    Purchaser’s Environmental Indemnity Obligation. If Closing occurs, then from and after the Closing Date, Purchaser (on behalf of Purchaser Group and their successors and assigns) hereby releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, all Environmental Claims (including Decommissioning, Asbestos and Related Liabilities, Process Safety Management and Disclosed Environmental Liabilities) relating to, arising out of, or connected with, directly or indirectly (and whether asserted before or after Closing without extending the time limitations of Section 8.7), the ownership or operation of the Properties, or any part thereof, to the extent such Environmental Claims are attributable to (i) the period prior to the Effective Time for any Environmental Claims for which (x) Seller owes no indemnity under this Agreement or Seller’s indemnity obligation under this Agreement has expired, (y) the time period set forth in Section 8.7 has expired or (z) the threshold and deductible amounts set forth in Section 8.7 are not met, (ii) the period prior to the Effective Time for any Environmental Claims for Decommissioning, Asbestos and Related Liabilities, Disclosed Environmental Liabilities or Process Safety Management and (iii) the period of time on or after the Effective Time, including in all such cases, Environmental Claims relating to (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass, or (E) violation of Law. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.
8.6    Seller Retained Liabilities. If Closing occurs, then from and after the Closing Date, Seller shall release Purchaser Group from, and shall fully protect, defend, indemnify and hold harmless Purchaser Group from and against, any and all Third Party Claims relating to, arising out of, or connected with, directly or indirectly (and no matter when asserted) (collectively, “Seller Retained Liabilities”):
(a)    the ownership or operation of the Excluded Properties including, with respect to such Excluded Properties, (i) Third Party Claims relating to: (A) injury, illness or death of any Person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability,

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nuisance or trespass, and (E) violation of Law, even if caused in whole or in part by the negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, or other legal fault of any Person indemnified hereunder, and (ii) Tax Claims or disputes relating thereto;
(b)    Seller’s failure to properly or timely pay royalties prior to the Effective Time;
(c)    the matters described on Schedule 10.1(d);
(d)    any breach of Seller’s representations and warranties in Sections 10.1(a) through 10.1(c); and
(e)    all Taxes attributable to periods prior to the Effective Time for which Seller has agreed to be responsible under this Agreement.
Claims under this Section 8.6 may be made even if a Claim could also be asserted under Sections 8.2 or 8.4 and Claims under this Section 8.6 are not subject to any of the limitations set forth in Section 8.7.
8.7    Limitations. Seller shall not have an obligation or liability to Purchaser Group under Article VIII for:
(a)    any Claim under Sections 8.2 if Purchaser has not provided Seller with an Indemnity Claim Notice within twelve (12) months from and after the Closing Date with respect to such Claim or any Claim under Section 8.4, if Purchaser has not provided Seller with an Indemnity Claim Notice within six (6) months from and after the Closing Date with respect to such Claim (other than Claims under Section 8.4(b) which shall survive indefinitely);
(b)    any Claim under Sections 8.2 or 8.4, if such Claim has a value of One Million Dollars ($1,000,000) or less (and these types of Claims shall not be counted in determining the Aggregate Deductible Amount);
(c)    any Claim to the extent the Aggregate Transaction Claims for which Seller is responsible do not exceed the Aggregate Deductible Amount (and Claims for which Seller is not responsible, including liabilities and obligations assumed by Purchaser under Section 12.3 shall not be counted in determining the Aggregate Deductible Amount);
(d)    Seller’s aggregate liability for indemnification for Claims arising under this Agreement shall be limited to twenty percent (20%) of the Purchase Price;
(e)    any Claim asserted against Seller to the extent Purchaser Group has liability for the matters underlying such Claim pursuant to any Contract (other than this Agreement or any Operative Documents) between the Parties or their respective Affiliates (by way of example, and not in limitation thereof, under any

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construction, operation, gas processing, gas purchase, transportation or other agreement relating to the Properties);
(f)    any Consequential Damages resulting from or arising out of any Claim by Purchaser (other than Consequential Damages awarded against Purchaser as a result of a Third Party Claim); and
(g)    any Claims expressly waived by Purchaser in this Agreement or other written agreement.
8.8    Notice of Claims. If a Claim is asserted against a Person for which a Party may have an obligation of indemnity and defense under this Article VIII or any other provision of this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party prompt written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Third Party Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”). For Indemnity Claims with respect to which the threshold limitations in Section 8.7 apply, an Indemnity Claim shall be deemed to have been made (subject to the other provisions of Section 8.7) upon the indemnified Person’s providing an initial Indemnity Claim Notice to the indemnifying Party stating that the Claim underlying the Indemnity Claim could reasonably be expected in good faith to exceed the applicable threshold amount. The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as shall allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, however, that (a) failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any incremental costs incurred by the indemnified Person with respect to the Indemnity Claim resulting from the failure to give notice; (b) the foregoing shall not extend the time periods set forth in Section 8.7 (if applicable to the Claim), but if an Indemnity Claim Notice is given to an indemnifying Party within the applicable time period (if any) with respect to such Claim set forth in Section 8.7, such Indemnity Claim Notice shall be effective, subject to the other provisions of Article VIII, as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter generally described in such Indemnity Claim Notice and (c) without extending the time periods set forth in Section 8.7, the indemnified Person shall not be required to provide an Indemnity Claim Notice unless and until such Person believes that the Claim underlying the Indemnity Claim could reasonably be expected in good faith to exceed the applicable threshold (if any) set forth in Section 8.7.
8.9    Defense of Third Party Claims. Upon receipt of an Indemnity Claim Notice involving a Third Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 8.9 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Person as provided hereinbelow. The indemnified Person shall cooperate in all reasonable respects; provided, however, it shall not be obligated to incur any out-of-pocket cost or expense in such defense. If any Third Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all

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instances, the indemnified Person may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the indemnifying Party has assumed the defense of a Third Party Claim pursuant to this Section 8.9 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. If (a) the underlying Third Party Claim meets any applicable per-Claim threshold, (b) the underlying Third Party Claim plus all previously asserted underlying Claims that meet any applicable per-Claim threshold have exceeded the Aggregate Deductible Amount, if applicable in the circumstances and (c) the indemnifying Party elects, by written notice, to undertake the defense of the Third Party Claim within thirty (30) Days after receipt of the Indemnity Claim Notice, then, subject to the limitations on indemnity contained in this Agreement, (i) the indemnifying Party shall defend the indemnified Person against such Third Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Third Party Claim and (B) would restrict such indemnified Person’s ability to conduct its business and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the indemnifying Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. If the indemnifying Party has not elected to undertake the defense of a Third Party Claim, or if the indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 8.9 but fails to diligently prosecute or settle the Third Party Claim, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided that the indemnified Person shall not settle such Third Party Claim without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such proposed settlement within the shorter of (i) fifteen (15) Days following its receipt of notice of such proposed settlement from the indemnified Person and (ii) the offer period under such proposed settlement (but in no event less than five (5) Business Days following its receipt of notice of such proposed settlement), then such consent shall be deemed given. Any notification by such indemnifying Party that it is withholding its consent to any proposed settlement shall provide a reasonably detailed explanation of the reasons for withholding its consent. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 8.9, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 8.9, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 8.9 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 8.9 and, to the extent incurred by the indemnifying Party, such costs and expenses shall be promptly reimbursed by the indemnified Party.
8.10    Cooperation and Mitigation. If requested by the indemnifying Party, the indemnified Person agrees to cooperate with the indemnifying Party and its counsel in contesting

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any Third Party Claim which the indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person; provided that the indemnifying Party shall reimburse the indemnified Person for any reasonable expenses incurred by it in so cooperating at the request of the indemnifying Party. The indemnified Party has a duty to mitigate any Claims to which a right of indemnity applies under this Agreement.
8.11    Right to Participate. The indemnified Person agrees to afford the indemnifying Party and its counsel the opportunity, at the indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Claim against the indemnified Person and conferences with representatives of or counsel for such Persons.
8.12    Waiver of Certain Damages. Each Party irrevocably waives and agrees not to seek Consequential Damages of any kind in connection with any dispute arising out of or related to this Agreement (including the breach thereof) or the transactions contemplated hereby except to the extent such damages are expressly permitted by the Confidentiality Agreement and, in such case, only with regard to a breach of the Confidentiality Agreement. For the avoidance of doubt, this Section 8.12 does not diminish or otherwise affect the Parties’ rights and obligations to be indemnified against, and provide indemnity for Consequential Damages awarded to any Third Party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Performance Deposit, pursuant to the terms of Section 17.2.
8.13    No Duplication of Remedies. In no event shall either Party be entitled to duplicate compensation with respect to any Claim or any breach of representation, warranty or agreement herein asserted under the terms of this Agreement, even though such Claim or breach may be addressed by more than one provision of this Agreement. Non-Environmental Claims and Environmental Claims are excluded from the expenses described in Sections 6.2 and 6.8, and the revenues described in Section 6.7. Payments for Claims under this Article VIII shall not affect the allocation of such expenses or revenues between the Parties, and the allocation of such expenses and revenues between the Parties shall not affect payments for Claims under this Article VIII. For the avoidance of doubt, Purchaser’s Claims for indemnification under this Agreement are limited to the portion of any Claim properly attributable to Seller’s ownership interest in the Property giving rise to such a Claim.
8.14    Survival. The representations and warranties of the Parties in Articles X and XI and the pre-Closing covenants shall survive for twelve (12) months from the Closing Date; provided, however, that the representations and warranties of Seller in Sections 10.1(a) through 10.1(c) and the representations and warranties of Purchaser in Sections 11.1(a) through 11.1(c) shall survive until thirty (30) days after the expiration of the applicable statute of limitations. The indemnification obligations set forth in Sections 8.2 and 8.4 shall terminate as of the termination dates set forth in Section 8.7(a) or, if no termination date is set forth in that Section, then as of the termination date of each representation, warranty, covenant or provision that is subject to indemnification thereunder, except in each case as to matters for which a specific notice of Claim properly asserted within the applicable time period for such Claim has been delivered to the indemnifying Party on or before such termination date. Purchaser and its

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successors and assigns will not be released from any of, and shall remain jointly and severally liable to the Seller Group for, the obligations and liabilities of Purchaser under this Agreement upon any transfer or assignment of any Property. Indemnities and other covenants and provisions in this Agreement for which no survival period or termination date is expressly stated herein will survive the Closing without time limit.
8.15    Exclusive Remedy. Except for remedies that cannot be waived as a matter of Law, if Closing occurs, the indemnities set forth in this Agreement shall be the exclusive remedy for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Section 8.15 shall be deemed to affect any Person’s right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Purchaser, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.
8.16    Existing Contracts between the Parties. If Purchaser and Seller are currently parties to certain of the contracts affecting the Properties, then Purchaser and Seller agree that, upon Closing, the Parties’ indemnities of one another pertaining to the Properties or any portions thereof, in such existing contracts are superseded and replaced in their entirety by the indemnities in this Agreement, regardless of whether the claim or matter in question to which the indemnities relate arose before or arise after the Effective Time.
8.17    Tax Treatment of Payments. Purchaser and Seller agree to treat any indemnity payment made pursuant to this Article VIII and other payment or reimbursement by the Purchaser Group or the Seller Group on the one hand to the Seller Group or the Purchaser Group, respectively, on the other hand and made pursuant to this Agreement as an adjustment to the Purchase Price, for all Tax purposes unless otherwise required by Law.
ARTICLE IX
SPECIAL WARRANTY OF TITLE AND DISCLAIMERS
9.1    Special Warranty of Title. If Closing occurs and effective as of the Effective Time, then pursuant to the Assignment and Bill of Sale and the Deed, Seller shall warrant and forever defend title to the Properties unto Purchaser against every Person whomsoever claiming title to such Properties, or any part thereof by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances.
9.2    Disclaimer – Representations and Warranties. Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement or the Operative Documents, (a) the Properties shall be assigned and conveyed from Seller to Purchaser without warranty, express, statutory, implied or otherwise, (b) Seller makes no representation or warranty, express, statutory, implied or otherwise, with respect to the Properties, and (c) the Properties shall be assigned and conveyed to Purchaser “AS-IS, WHERE-IS”, and with all faults and defects in their present condition and state of repair, without recourse. The Properties have been used for natural gas exploration operations, and/or transportation and physical changes in the Properties and in the lands burdened

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thereby may have occurred as a result of such uses and the Properties may include buried pipelines and other equipment, the locations of which may not be readily apparent by a physical inspection of the Properties or the lands burdened thereby. Except as otherwise expressly provided in this Agreement or the Operative Documents, Seller hereby expressly disclaims any and all representations and warranties with respect to the Properties, express, statutory, implied or otherwise, including any representation and warranty as to (i) title, (ii) compliance with Laws, (iii) existence of any and all prospects or recompletion opportunities, (iv) status or condition of facilities, (v) geographic, geologic, geophysical or physical characteristics, (vi) capacity of any pipelines or gathering systems, (vii) existence, quality, quantity or recoverability of Hydrocarbons and other substances, (viii) future volumes of Hydrocarbons, inerts, plant products or reside gas to be produced from any wells, (ix) costs, expenses, revenues, receipts, prices, accounts receivable or accounts payable, (x) contractual, economic or financial information and data, (xi) financial viability, including present or future value or anticipated income or profits, (xii) environmental or physical condition (surface and subsurface), (xiii) federal, state or local income or other Tax consequences, (xiv) absence of patent or latent defects, (xv) safety, (xvi) state of repair, (xvii) merchantability, (xviii) fitness for a particular purpose or for any purpose, (xix) conformity to models or samples of materials and (xx) any information provided in the Due Diligence Materials; and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims they may have against Seller Group associated with the same.
9.3    Disclaimer – Statements and Information. Seller expressly disclaims any and all liability and responsibility, except as otherwise expressly provided in this Agreement or the Operative Documents, for and associated with the quality, accuracy, completeness or materiality of the information, data and materials shown to or furnished (electronically, orally, by video, in writing or any other medium, by compact disc, in the Data Room or otherwise) at any time to Purchaser Group before or after the Signing Date in connection with the Properties or the transactions contemplated by this Agreement; and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims it and they may have against Seller Group associated with the same.
ARTICLE X
SELLER’S REPRESENTATIONS AND WARRANTIES
10.1    Seller’s Representations and Warranties. Except as set forth in Seller’s Schedules, Seller represents and warrants to Purchaser the following as of the Signing Date and as of the Closing Date:
(a)    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.
(b)    Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party,

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to consummate the transactions contemplated by and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. The execution and delivery of this Agreement and each Operative Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or any of the Operative Documents to which Seller is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Seller and the other parties thereto, will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    No Violation. Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it will not, except (i) for consents, approvals and waivers listed on Schedule 10.1(c), (ii) as required in connection with any filing under the HSR Act pursuant to Article XIII, (iii) for Customary Post-Closing Consents and (iv) such consents, approvals, waivers or authorizations which, if not obtained, would not reasonably be expected to have a Material Adverse Effect:
(i)    conflict with or require the consent of any Person under any of the terms, conditions or provisions of Seller’s Charter Documents;
(ii)    violate any provision of, or require any filing, consent or approval under any Laws applicable to Seller; or
(iii)    result in the creation or imposition of any lien or encumbrance upon one or more of the Properties other than Permitted Encumbrances.
(d)    Litigation. Schedule 10.1(d) sets forth all litigation or arbitral proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates relating to the ownership or operation of the Properties. There is no litigation or arbitral proceeding pending or, to the Seller’s Knowledge, threatened in writing against Seller that would prevent the consummation of the transactions contemplated by this Agreement.
(e)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or, to Seller’s Knowledge, threatened against Seller.
(f)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(g)    Taxes. Seller has timely filed or caused to be timely filed all material Tax Returns required by applicable Law with respect to the Properties due on or prior to the

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Closing Date and has timely paid or caused to be timely paid all Taxes shown thereon as due and payable on such Tax Returns or otherwise applicable to the ownership or operation of the Properties within the prescribed period or any extensions thereof; such Tax Returns are true and correct in all material respects and there are no administrative proceedings or lawsuits pending or claims asserted with respect to such Taxes by any Governmental Authority other than for matters disclosed on Schedule 10.1(d). No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction with respect to ownership or operation of the Properties, and the Properties are not subject to Taxes in any jurisdiction in which Seller has not filed Tax Returns. None of the Properties is held in an arrangement that is treated as a partnership for federal, state or local income tax purposes. None of the Properties is the subject of any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement. To Seller’s Knowledge, all of the Properties have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction in which such Properties are located for all periods prior to the Effective Date and none of the Properties constitutes omitted property for property tax purposes.
(h)    Material Contracts. Schedule 10.1(h), together with Exhibits A-1, A-2, A‑3 or A-4 insofar as such Schedule and Exhibits describe Contracts, and the Data Room, set forth all Contracts of the type described below included in the Properties (except Contracts to which Purchaser or any of its Affiliates is a party, Contracts to which any Property is subject and of which Purchaser or any of its Affiliates is aware, and authorizations for expenditure issued by an operator of any Property) (collectively, the “Material Contracts”):
(i)    any material sales or purchase agreement, supply agreement, marketing agreement, exchange agreement, gathering agreement, compression agreement, processing agreement, transportation agreement or similar agreement or arrangement that involves receipts or payments by Seller of more than One Million Dollars ($1,000,000) and is not terminable without penalty on thirty (30) Days’ notice or less;
(ii)    any Contract with any Affiliate of Seller not cancellable with thirty (30) days notice;
(iii)    any unit agreement or operating agreement applicable to the Properties; and
(iv)    any other Contract (other than operating or similar agreements governing the Properties) which involves any future payment or obligation in excess of One Million Dollars ($1,000,000), net to Seller’s interest in the Property(ies) to which any such Contract relates, or is otherwise material to the operations of the Properties.

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In all material respects, the Material Contracts are in full force and effect in accordance with their respective terms and there exist no material defaults by Seller or, to Seller’s Knowledge, by a Third Party in the performance of any material obligation thereunder and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract. Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of each Material Contract and all amendments thereto. This Section 10.1(h) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Sections 5.2 and 8.4. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Seller shall not be required to list on Schedule 10.1(h), and the terms “Contracts” and “Material Contracts” as used in this Section 10.1(h) do not include, any Contracts to which Purchaser or any of its Affiliates is a party.
(i)    Third Party Licenses. Schedule 10.1(i) sets forth a list of software used in the operation of the Properties pursuant to Third Party Licenses.
(j)    Permits. Schedule 10.1(j) lists all of Seller’s material Permits in connection with the ownership and operation of the Properties. To Seller’s Knowledge, such Permits constitute the Permits that are being used by Seller to operate the Properties in the manner presently operated by the Seller. Except as set forth on Schedule 10.1(j), no notices of material violation have been received by Seller with respect to its compliance with the Permits and Seller has not received any notice or inquiry alleging any material violation or default thereunder. This Section 10.1(j) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Sections 5.2 and 8.4.
(k)    Compliance with Laws. To Seller’s Knowledge, Seller has not violated, and Seller is in compliance with, all applicable Laws with respect to the ownership and, if operated by Seller, operation of the Properties, except where such violation or noncompliance does not constitute a Material Adverse Effect. To Seller’s Knowledge, except as set forth on Schedule 10.1(k), Seller has not received any written notice of a violation of or default by it with respect to any Law or any decision, ruling, order or award of any Governmental Authority applicable to the Properties operated by Seller. This Section 10.1(k) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Sections 5.2 and 8.4.
(l)    Outstanding Obligations. Except as otherwise described in Schedule 10.1(l), to Seller's Knowledge, there are no outstanding AFEs which exceed $1,000,000 net to any Property.
(m)    Payout Balances. To Seller's Knowledge, Schedule 10.1(m) contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

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(n)    No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any Claims against any of the Parties for any brokerage commission, finder’s fee or other similar payment.
10.2    Purchaser’s Knowledge. Notwithstanding anything in this Agreement to the contrary, Seller shall not be in breach of a representation or warranty with respect to (nor shall it be obligated to disclose on any of the Exhibits or Schedules hereto) matters that relate to any actions or omissions of Purchaser (or its Affiliates) or agreements to which Purchaser (or any of its Affiliates) is a party.
ARTICLE XI
PURCHASER’S REPRESENTATIONS AND WARRANTIES
11.1    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following as of the Signing Date and as of the Closing Date:
(a)    Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite company power and authority to own the Properties. Purchaser will be, as of the Closing Date, duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which such Properties are located.
(b)    Authorization. Purchaser has all requisite limited liability power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. The execution and delivery of this Agreement and each Operative Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability action on the part of Purchaser, and no other proceeding on the part of Purchaser is necessary to authorize this Agreement or any of the Operative Documents to which Purchaser is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Purchaser and the other parties thereto, will constitute, the valid and binding obligation of Purchaser, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    No Violation. Purchaser’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the Operative Documents by it will not, except (i) for consents, approvals and waivers listed on Schedule 11.1(c), (ii) as required in connection with any filing under the HSR Act pursuant to Article XIII and (iii) for

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Customary Post-Closing Consents, and (iv) such consents, approvals, waivers or authorizations which, if not obtained, would not reasonably be expected to have a Material Adverse Effect:
(i)    conflict with or require the consent of any Person under any of the terms, conditions or provisions of Purchaser’s Charter Documents; or
(ii)    violate any provision of, or require any filing, consent or approval under any Laws applicable to Purchaser.
(d)    Litigation. There is no litigation or arbitral proceeding pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser that would prevent the consummation of the transactions contemplated by this Agreement.
(e)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser.
(f)    SEC Disclosure. Purchaser is acquiring the Properties for its own account for use in its trade or business, and not with a view to or for any sale or distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or other applicable securities Laws.
(g)    Independent Evaluation. Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities similar to the Properties. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser (i) has relied or will rely solely on its review of the Due Diligence Materials, the express representations of Seller contained in this Agreement, and its own independent investigation and evaluation of the Properties and the advice of its engineers, contractors, geological and geophysical advisors, lawyers, accountants and other professional advisors and not on any comments, statements, reports, projections or other documents or materials provided by or for Seller or its Affiliates or agents, whether before or after execution of this Agreement and (ii) has satisfied or will satisfy itself as to the environmental, physical and other condition of, and contractual arrangements affecting, the Properties.
(h)    Financial Capability. Purchaser has, and will have on the Closing Date, sufficient financial resources available to it to permit Purchaser (i) to pay the Purchase Price on the Closing Date, (ii) to timely pay and perform all of its other obligations under this Agreement and the Operative Documents, and (iii) to obtain any required Permits, waivers or consents to assignment and bonds or other surety and credit support as may be required by any Third Party in connection with the consummation of the transactions contemplated hereby. Purchaser has no reason to believe that any conditions to its receipt of such funds will not be timely satisfied. Availability of funding and financing is not a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement.

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(i)    No Knowledge of Misrepresentations or Omissions. Purchaser has no Knowledge of any breach by Seller of any representation or warranty in Article X of this Agreement or in the Operative Documents.
(j)    No Broker. Purchaser has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any Claims against Seller for any brokerage commission, finder’s fee or other similar payment.
(k)    Certain Activities. In connection with this Agreement and the Operative Documents and all related activities and operations, Purchaser Group has complied and will comply with all applicable Laws relating to anti-corruption and anti-money laundering and has instituted policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
ARTICLE XII
ADDITIONAL COVENANTS
12.1    Subsequent Operations. Seller makes no representations or warranties to Purchaser as to transferability, assignability or succession to operatorship by Purchaser of any of the Properties, including any of the Seller-operated Properties. Purchaser acknowledges that the rights and obligations associated with operatorship of the Properties are governed by operating and similar agreements covering the operatorship of such Properties and will be decided in accordance with the terms of such agreements.
12.2    Rights of Non-Exclusive Use. At and after the Closing, Purchaser shall, to the extent it has the authority to do so, and to the extent it does not unreasonably interfere with Purchaser’s operations, grant to Seller (and, if requested by Seller, to its Affiliates and/or its or their respective contractors and/or successors and assigns), from time to time, as requested by Seller a non-exclusive cost-free right-of-way, servitude and/or surface use or other right on, over, under and through the Properties (including pipeline, utility and surface usage rights, facilities sharing arrangements and all reasonable rights of use and ingress and egress) as reasonably appropriate or convenient to allow Seller Group and their successors and assigns to (i) conduct operations on, over, under and across the Properties in connection with properties and assets not being conveyed from Seller to Purchaser under the terms of this Agreement and (ii) exercise Seller’s retained rights and retained obligations under this Agreement, including to correct Alleged Adverse Conditions pursuant to the terms of Section 5.2, to repair or restore any Properties affected by a Casualty Loss pursuant to the terms of Section 7.2 or to engage in remediation, operations and activities on Excluded Properties. Purchaser shall, at the request of Seller, execute instruments in recordable form deemed appropriate by Seller to further delineate or evidence the rights granted herein.
12.3    Purchaser’s Assumption of Obligations. Other than the Seller Retained Liabilities and without limiting Purchaser’s rights to be indemnified in accordance with Sections 8.2, 8.4 or 8.6, Purchaser expressly acknowledges that Purchaser is responsible for, and shall have no recourse not expressly provided for in this Agreement against Seller

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or Seller Group for, the debts, liabilities, commitments, duties and obligations arising under, related to, or in connection with the ownership, operation or use of the Properties acquired by it hereunder. If Closing occurs, from and after the Effective Time, Purchaser expressly assumes, and shall be obligated to timely perform and discharge in compliance with all applicable Laws and in accordance with their respective terms, as and when they become due and payable, or are required to be performed, all liabilities and obligations of Seller Group and their respective successors and assigns, direct or indirect, known or unknown, absolute or contingent, arising before or after the Effective Time which arise under, relate to or are in connection with or associated with the Properties acquired by it hereunder and the business related thereto, including all liabilities and obligations with respect to Transferred Employees, Imbalances, Suspense Funds, Decommissioning, Asbestos and Related Liabilities, Disclosed Environmental Liabilities, Process Safety Management, Environmental Claims, Non-Environmental Claims and all Claims for which Seller is not responsible under this Agreement; provided that such assumption by Purchaser shall not limit the indemnities and retention of liability by Seller as and to the extent expressly provided in Article VIII and shall not include the Seller Retained Liabilities.
12.4    Asbestos and NORM. The Properties may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary. Notwithstanding anything contained in any other provision of this Agreement, including Articles V and VIII, if Closing occurs:
(a)    Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, and may not claim the fact that assessment, remediation, removal, transportation or disposal of asbestos and NORM are not complete or that additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of asbestos and NORM as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims against Seller Group associated with the same; and
(b)    Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, the assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, no matter whether arising before or after the Effective Time. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

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12.5    Decommissioning. The Properties may contain assets, wells, gathering lines, pipelines and facilities that are currently not in service or have been shut in or temporarily or permanently abandoned. Notwithstanding anything contained in any other provision of this Agreement, including Articles V and VIII, if Closing occurs:
(a)    Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Decommissioning of the Properties, and may not claim the fact that Decommissioning is not complete or that additional costs and expenses are required in connection with Decommissioning as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller Group, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims against Seller Group associated with the same; and
(b)    Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, Decommissioning of the Properties, no matter whether arising before or after the Effective Time. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
(c)    To the extent that Purchaser Group (or its successors and assigns) discharges any Claim for Decommissioning of the Properties in favor of a Third Party, to the maximum extent permitted by Law, Purchaser (on behalf of Purchaser Group and their successors and assigns) waives all rights of legal subrogation to Third Party Claims asserted or held by that Third Party against Seller Group, arising from or related to the Decommissioning of the Properties.
12.6    Process Safety Management. Purchaser acknowledges that Process Safety Management is an ongoing process. Notwithstanding anything contained in any other provision of this Agreement, including Articles V and VIII, if Closing occurs:
(a)    Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Process Safety Management (including identification, evaluation and remediation), and may not claim the fact that Process Safety Management is not complete or that additional costs and expenses will be required to comply with or complete Process Safety Management as an Alleged Adverse Condition or a breach of Seller’s representations or warranties under this Agreement or the basis for any other redress against Seller; and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims against Seller Group associated with the same; and

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(b)    Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, Process Safety Management associated with the Properties, no matter whether arising before, on or after the Effective Time. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
12.7    Imbalances.
(a)    Purchaser acknowledges that Imbalances may exist that are associated with the Properties and, if Closing occurs, all Imbalances shall be assigned to and assumed by Purchaser as of the Effective Time, and Purchaser shall thereupon be entitled to all rights and shall bear all obligations with respect to any and all Imbalances no matter when such Imbalances arose.
(b)    Purchaser agrees to pay Seller the net amount, if positive, of Imbalances reflected on Schedule 12.7(b) on the Closing Date multiplied by the applicable Imbalance Rate by means of an adjustment to the Purchase Price pursuant to Section 2.3, and Seller agrees that the Purchase Price shall be reduced pursuant to Section 2.3 by the net amount, if negative, of Imbalances reflected on Schedule 12.7(b) on the Closing Date multiplied by the applicable Imbalance Rate by means of an adjustment to the Purchase Price pursuant to Section 2.3, in each case subject to adjustment in the Final Settlement Statement in accordance with Section 12.7(c). Each Party waives any other remedies with respect to any of the matters settled pursuant to this Section 12.7.
(c)    Notwithstanding Section 12.7(b), each Party shall notify the other Party on or before ten (10) Business Days prior to the delivery date for the Final Settlement Statement if it has Knowledge that any of the following adjustments with respect to Imbalances are applicable and such adjustments, if applicable, with respect to Imbalances shall be made between the Parties in the Final Settlement Statement, and each Party waives any other remedies with respect to Imbalances (subject to each Party’s rights under Section 6.6 with respect to such adjustments in the Final Settlement Statement):
(i)    If the actual aggregate Imbalances as of the Effective Time exceed the estimated aggregate Imbalance as reflected on Schedule 12.7(b) for purposes of Closing, then Purchaser shall pay Seller the product of the Imbalance Rate and the entire amount of such variance; or
(ii)    If the actual aggregate Imbalances as of the Effective Time are less than the estimated aggregate Imbalance as reflected on Schedule 12.7(b) for purposes of Closing, then Seller shall pay Purchaser the product of the Imbalance Rate and the entire amount of such variance.

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(d)    Notwithstanding anything contained in any other provision of this Agreement to the contrary, including Article VIII, if Closing occurs and except as provided in Section 12.7(b):
(i)    Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Imbalances associated with the Properties, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all Claims they may have against Seller Group associated with such Imbalances; and
(ii)    Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, Imbalances associated with the Properties, no matter whether arising before, on or after the Effective Time. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
12.8    Suspense Funds. Purchaser acknowledges that Suspense Funds may exist as of the Effective Time. Seller shall transfer to Purchaser at Closing any Suspense Funds held by Seller, and Purchaser shall be responsible for Suspense Funds after Closing. In order to transfer custody of those Suspense Funds from Seller to Purchaser, the amount of such Suspense Funds as of the Closing Date will be reflected as an adjustment to the Purchase Price on the Preliminary Settlement Statement, subject to adjustment in the Final Settlement Statement. Notwithstanding anything contained in any other provision of this Agreement, including Articles VI and VIII, if Closing occurs:
(a)    Purchaser expressly assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with the Suspense Funds, and Purchaser (on behalf of Purchaser Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same, subject to Seller’s obligation to retain liabilities associated with the improper calculation of the Suspense Funds as Seller Retained Liabilities; and
(b)    Purchaser (on behalf of Purchaser Group and their successors and assigns) releases Seller Group from, and shall fully protect, defend, indemnify and hold harmless Seller Group from and against, any and all Claims relating to, arising out of, or connected with, directly or indirectly, the Suspense Funds, no matter whether arising before, on or after the Effective Time subject to Seller’s obligation to retain liabilities associated with the improper calculation of the Suspense Funds as Seller Retained Liabilities. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability,

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breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
12.9    Technology and Confidential Data.
(a)    Third Party-Owned Technology. Notwithstanding anything contained in any other provision of this Agreement, Seller shall have no obligation to assign, novate or otherwise transfer to Purchaser any Third Party-Owned Technology or Third Party License.
(i)    If Seller in its sole discretion is amenable to assigning any Third Party License to Purchaser, Purchaser shall be solely responsible for (A) obtaining any necessary consents to Seller’s or the applicable Seller’s Affiliate’s assignment of any such Third Party Licenses or other agreements, and (B) all costs associated with obtaining such consents and assignments.
(ii)    Purchaser shall be solely responsible for purchasing, licensing or otherwise procuring for itself any Third Party-Owned Technology as may be needed to permit Purchaser to continue to utilize any Third Party-Owned Technology in connection with the Properties after Closing.
(iii)    Purchaser shall be solely responsible for and shall bear all costs of transfer and other fees required to obtain licenses, assignments or new agreements required for the post-Closing use of any Third Party-Owned Technology by Purchaser in connection with the Properties.
(b)    Seller-Owned Technology. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to assign to Purchaser, or to grant a license to Purchaser to access or use, any Seller-Owned Technology.
(c)    Seller Confidential Data. Prior to Closing, Seller shall use Commercially Reasonable Efforts to delete or otherwise remove all of Seller’s confidential and proprietary data and information and Seller-Owned Technology (in whatever form) that are Excluded Properties (collectively, “Seller Confidential Data”) from the Properties and any computers or other storage devices being assigned or otherwise transferred to Purchaser pursuant to this Agreement, and to reformat the hard drives or memory disks associated with such computers or storage devices. Promptly following the Closing, Purchaser shall cause each of Seller’s employees hired by Purchaser to review his/her personal computer or other storage devices to identify and move all Seller Confidential Data to a specified directory on a Seller-owned server and Purchaser shall obtain for Seller from each such employee hired by Purchaser a signed statement in which such employee agrees that he/she (1) shall not use any Seller Confidential Data for any purpose whatsoever, (2) shall immediately return all Seller Confidential Data to Seller and (3) thereafter shall immediately delete any Seller Confidential Data subsequently found on any personal computer or other storage devices or elsewhere on the Properties.
12.10    Transition Services Agreement. Purchaser and Seller shall execute and deliver, or cause their respective Affiliates to execute and deliver, the Transition Services Agreement on

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the Closing Date in connection with transition services to be provided by Seller Group during the Transition Period.
12.11    Conduct of Business. Except as expressly contemplated by this Agreement or consented to in writing by Purchaser, and except for emergency operations and operations required under contractual obligations (presently existing or entered into in accordance with this Agreement), Seller agrees that from the date of this Agreement until Closing, Seller shall (i) cause the Properties to be operated and maintained in accordance with Reasonable and Prudent Operator Practice in all material respects, (ii) pay or cause to be paid in the ordinary course of business all costs and expenses in connection with the Properties, (iii) conduct its business, operations, activities and practices with respect to such Properties in all material respects only in the ordinary course of business and consistent with past practice or as otherwise permitted by this Agreement, (iv) comply in all material respects with all Laws which are applicable to the Properties, (v) comply in all material respects with all of the material covenants and conditions contained in agreements relating to such Properties, (vi) pay all Taxes and assessments with respect to such Properties which become due and payable on or prior to the Closing Date (except such Taxes as Seller may be contesting in good faith) and, unless agreed in writing by both Parties, shall not file or amend any Tax Return or file, amend or revoke any election with respect to Taxes, if in either case, the Tax Return or election would materially affect Purchaser’s liability for Taxes, and (vii) to the extent permitted by applicable Law, advise and consult with Purchaser on all material matters relating to such Properties.
12.12    Notification of Breaches. Until the Closing:
(a)    Each Party shall notify the other Party promptly after it obtains Knowledge that any representation or warranty of such other Party contained in this Agreement is untrue in any material respect or can reasonably be expected to be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by such other Party prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    If any representation or warranty of either Party is untrue or shall become untrue in any material respect between the Signing Date and the Closing Date, or if any of either Party’s covenants to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty or covenant shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.
12.13    Removal of Seller Marks. Purchaser agrees that, during the ninety (90) Days after the end of the Transition Period, Purchaser shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any other member of the Seller Group, including the words “BP,” “Amoco,” “Vastar,” “Atlantic Richfield Company,” or “Standard;” any items that include the words “BP,” “Amoco,” “Vastar,” “Atlantic Richfield Company,” or “Standard;” the Seller Group torch and oval design; the letters “BP;” any items that include the word “BP” or the BP shield or the BP Helios logo and/or variants thereof; the ARCO spark design logo and any variants thereof; and the letters “ARCO” located

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on or appurtenant to any portion of the Properties, including signs, billboards and advertisements or other media located at offices and facilities related to the Properties; and (ii) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at or on the Properties that identify Properties of Seller or of any other member of the Seller Group, or any of the Properties containing the above described marks. In addition, Purchaser agrees that, during the ninety (90) Days after the end of the Transition Period, Purchaser shall replace all signs located at or on the Properties that use the above described marks or any mark confusingly similar thereto, identify Properties of Seller or of any other member of the Seller Group, or identify Seller or any other member of the Seller Group as the operator of such Properties.
12.14    Replacement of Seller Guaranties. Purchaser shall obtain, effective as of the Closing Date, the release of all Seller Guaranties and any obligations of Seller or its Affiliates related thereto, in form and substance satisfactory to Seller, and, at the Closing, Purchaser shall return or reimburse Seller for any such cash deposits and replace all bonds, letters of credit, guaranties and other surety arrangements and credit assurances provided, funded or otherwise supported by Seller or its Affiliates. In the event Purchaser fails to obtain all such releases and the return of all such bonds, letters of credit, guaranties and other credit support vehicles, then Purchaser agrees to reimburse Seller Group upon request for any amounts paid or suffered thereunder after the Effective Time and (a) Purchaser shall secure such obligation by providing to Seller Group at the Closing back-to-back irrevocable stand-by letters of credit issued by nationally recognized financial institutions (or other back-to-back credit support) acceptable to Seller for the benefit of Seller Group with respect to each of the Seller Guaranties that remains in effect on and after the Closing Date, satisfactory in form and substance to Seller in its sole discretion, for the full amount and time period (plus additional 30-Day periods) that Seller Group is liable in respect of any such remaining Seller Guaranty or obligated to perform thereunder and (b) Purchaser shall use its Commercially Reasonable Efforts after the Closing Date to obtain all such releases and returns promptly.
12.15    Letters-in-Lieu. For those Properties subject to the Transition Services Agreement, Seller shall send the appropriate Letters-in-Lieu (in the form attached as Exhibit K and as otherwise mutually agreed) to request purchasers of production from the Properties to continue to remit the proceeds of such production, and to request co-owners of Properties on which Purchaser takes over operations to continue to remit cash calls and billings, to Seller during the term of the Transition Services Agreement.
12.16    Seller Standards.
(a)    The Parties acknowledge that prior to Closing certain Excluded Properties comprising documents defining and describing the Seller’s standards, processes, procedures, practices and policies related to (a) Seller’s Operating Management System and related documentation and (b) Seller’s Engineering Technical Practices and related documentation (collectively, the “Seller Standards”) were used in connection with ownership or operation of the Properties.
(b)    Notwithstanding the fact that Seller Standards are generally Excluded Properties, Seller hereby grants Purchaser a nonexclusive, paid-up, perpetual and

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irrevocable right and license to continue to use, and to copy (in hardcopy or electronic form), those Seller Standards which are used exclusively for the Properties and located on the premises of the Properties at Closing; provided that nothing herein shall be deemed to imply that Purchaser has any right or interest in or access to Systems used or created by Seller or its Affiliates in connection with the Seller Standards.
(c)    The Seller Standards, and all portions thereof, shall be used solely for the purpose of operating the Properties, and shall not be used in connection with any other operations or business.
(d)    Seller makes no representations or warranties, express or implied, and expressly disclaims any liability and responsibility for any use, interpretation or application by Purchaser of any Seller Standard at any time (including after the termination of the Agreement), or any advice, recommendations, consultations or opinions, in whatever form, provided to or acquired by the Purchaser at any time in connection with the Seller Standards (including from any of Seller’s or Seller’s Affiliates’ employees, agents or contractors).
(e)    Seller Standards shall be deemed to be Seller confidential information subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date, and Purchaser hereby acknowledges its obligation to treat such information as confidential information of Seller in accordance with the terms of the Confidentiality Agreement.
(f)    After Closing, Seller will have no obligation to provide any corrections, updates, improvements, or amendments to the Seller Standards or otherwise support the Seller Standards in any manner.
12.17    Required Bonding. Purchaser shall obtain, effective as of the Closing Date, all required bonds and other surety arrangements relating to the ownership, use or operation of the Properties necessary to own, use and operate the Properties at and after Closing. Seller recognizes that Purchaser may operate through its affiliate, Linn Operating, Inc.
12.18    Seismic Data. Notwithstanding anything in this Agreement to the contrary, no member of the Seller Group shall be obligated to issue any license covering Third Party Seismic Data at the Closing unless and until Purchaser has entered into a license agreement with the licensor of such seismic data and has received any necessary consents from the licensor to the transfer of such seismic data from Seller Group to Purchaser. In the event Seller is permitted to assign any such licenses, Purchaser is solely responsible for obtaining any necessary consents to Seller’s assignment of any licenses of Third Party Seismic Data or other agreements or for Purchaser to enter into new licenses or other agreements, in each case as may be needed to permit Purchaser to continue to utilize any Third Party Seismic Data covering the Properties after the Closing Date. Seller shall reasonably assist Purchaser in contacting the relevant Third Parties, but Purchaser shall be solely responsible for and shall bear all costs and license and other fees required to obtain assignments or new licenses or other agreements under this Section 12.19 in connection with Third Party Seismic Data. If Purchaser is issued a license, enters a new agreement or otherwise obtains consent from a Third Party to utilize Third Party Seismic Data,

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Seller shall provide such data, including any related reprocessing, to Purchaser at the Closing but only to the extent allowed by such license, agreement or consent.
ARTICLE XIII
HSR ACT; FCC FILINGS
13.1    HSR Filings. If compliance with the HSR Act is required in connection with the transactions contemplated by this Agreement, as promptly as practicable and in any event not later than fifteen (15) Business Days after the Signing Date, each Party shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party shall request, and take all reasonable steps to achieve, early termination of applicable waiting periods. Purchaser shall bear all filing fees under the HSR Act and each Party shall bear its own costs for the preparation of any such filing and its other costs associated with compliance with the HSR Act. The Parties shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made with a Governmental Authority as contemplated herein. Purchaser and Seller agree to respond promptly to any inquiries from Governmental Authorities, including the Department of Justice or the Federal Trade Commission, concerning such filings and to comply in all material respects with the filing requirements of the HSR Act or other applicable Law. Purchaser and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act or other applicable Law. Purchaser and Seller shall keep each other fully apprised with respect to any requests from or communications with Governmental Authorities, including the Department of Justice or the Federal Trade Commission, concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Purchaser shall use its Commercially Reasonable Efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act or other applicable Law filing to consummate the transactions contemplated hereby.
13.2    FCC Filings. Each Party shall prepare, as soon as is practical following the Signing Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the FCC. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.
ARTICLE XIV
PERSONNEL
14.1    Employees. Schedule 14.1 contains a list of all employee positions of Seller Group employed exclusively in the operation of the Properties. Within three (3) Business Days after the Signing Date, Seller shall provide to Purchaser a list (the “Employee List”) of all employees of Seller Group who fill those positions other than the Excluded Employees (as hereinafter defined) (collectively, the “Employees”), including positions of employees who are

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receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates (collectively, “Leave”). The Employee List shall include for each Employee the current status, job title, seniority date, work location, vacation eligibility, base salary, bonus target and long-term incentive target. Within three (3) Business Days after the Signing Date, Seller shall provide to Purchaser a list (the “Excluded Employee List”) of employees of Seller Group who are employed exclusively in the operation of the Properties who will not be made available to Purchaser or Purchaser’s Affiliates for interview or employment (collectively, the “Excluded Employees”). Seller shall be entitled to update the Employee List as necessary at any time prior to the expiration of the Transition Period to reflect any and all employment changes.
14.2    Employment Offers to Active Employees. Commencing ten (10) Business Days after the Signing Date, Seller or its Affiliates shall provide to Purchaser upon request reasonable access to the Employees. Purchaser covenants that no later than fifteen (15) Days prior to the Closing Date, Purchaser or Purchaser’s Affiliates, shall offer employment with Purchaser or Purchaser’s Affiliates, effective as of the later of the Closing Date or, with respect to Employees engaged in providing services on behalf of Seller under the Transition Services Agreement, the expiration of the Transition Period, to all active Employees except for the Excluded Employees, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller Group immediately prior to the Closing Date or the expiration of the Transition Period, contingent upon such Employee passing an appropriate background check and drug screening test. All Employees who accept employment with Purchaser or Purchaser’s Affiliates pursuant to the offers described either in this Section 14.2 or in Section 14.3 are referred to herein as “Transferred Employees.” Purchaser covenants that no Transferred Employee’s initial base salary or wages as an employee of Purchaser or Purchaser’s Affiliates shall be reduced during the twelve (12)-month period after such Transferred Employee commences employment with Purchaser or Purchaser’s Affiliates, unless such Transferred Employee is terminated, in which case Section 14.12 shall apply. Purchaser covenants that Purchaser or Purchaser’s Affiliates shall offer each active Employee no less than ten (10) Days during which to accept or reject Purchaser’s or its Affiliates’ employment offer, subject to the terms and conditions of this Article 14.
14.3    Employment Offers to Employees on Leave. In addition, Purchaser covenants that no later than fifteen (15) Days prior to the Closing Date, Purchaser or Purchaser’s Affiliates shall offer employment with Purchaser or Purchaser’s Affiliates to each Employee who is on Leave as of the expiration of the Transition Period, except for the Excluded Employees, with such employment commencing at such time as such Employee is ready to return to work (but not sooner than the later of the Closing Date or, with respect to Employees on Leave who would be engaged in providing services on behalf of Seller under the Transition Services Agreement, the expiration of the Transition Period), at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller Group immediately prior to the commencement of such Employee’s Leave; provided, however, that such Employee is ready to return to work within one hundred twenty (120) Days after the expiration of the Transition Period and contingent upon

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such Employee passing an appropriate background check and drug screening test. Purchaser covenants that Purchaser or Purchaser’s Affiliates shall offer each Employee on Leave no less than ten (10) Days during which to accept or reject Purchaser’s or its Affiliates’ employment offer.
14.4    Transfer Time. All Transferred Employees shall become employees of Purchaser or Purchaser’s Affiliates, effective as of 12:00 a.m. CPT on the later of the Closing Date or, with respect to Employees engaged in providing services on behalf of Seller under the Transition Services Agreement, the Day the Transition Period expires and, except as otherwise provided herein, Purchaser covenants that at such time Purchaser or Purchaser’s Affiliates shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services provided by the Transferred Employees effective as of such time; provided that, with respect to an Employee on Leave, such obligations shall not attach until the Employee on Leave commences employment with Purchaser or Purchaser’s Affiliates.
14.5    Level of Employee Benefits Provided by Purchaser or Purchaser’s Affiliates. Purchaser covenants that Purchaser or Purchaser’s Affiliates shall provide to all Transferred Employees employee benefits in accordance with employee benefit plans (such as defined benefit plans, defined contribution plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and short-term disability leaves) which shall be the same as or better than the benefits provided to substantially similar employees of Purchaser or Purchaser’s Affiliates. Effective on the termination date of the Transferred Employee with Seller Group, Seller shall update the Employee List to provide to Purchaser the then current hire date, recognized credited service amount, seniority date, salary or wage level information, and participation, vesting and, as applicable, benefit accrual periods of service amounts, with Seller Group for such Transferred Employee. Effective as of their termination date with Seller Group, the Transferred Employees shall cease to accrue benefits under all employee benefit plans and programs of Seller Group.
14.6    Defined Contribution Pension Plans. Purchaser covenants that, effective as of the expiration of the Transition Period, Purchaser or Purchaser’s Affiliates’ defined contribution pension plans in which the Transferred Employees participate shall be amended to recognize such Transferred Employees’ participation and vesting periods of service with Seller Group for purposes of determining participation, vesting and the level of company contributions to the extent permissible under Law.
14.7    Welfare Benefits and Other Benefits and Policies. Except as would result in duplication of benefits and except as otherwise required by Law, for each Transferred Employee who participates in any welfare benefit plan, or is subject to any policy or pay practice, of Purchaser or Purchaser’s Affiliates, Purchaser covenants that both Purchaser or Purchaser’s Affiliates, and the applicable welfare benefit plan, policy and pay practice: (i) shall recognize the Transferred Employee’s recognized credited service amounts with Seller Group for all purposes including eligibility, vesting, and benefit determination and accrual; (ii) shall use Commercially Reasonable Efforts to cause its third party insurance providers or third party administrators to waive any physical examination requirements or other proof of insurability, and to waive all coverage exclusions and limitations, except as subject to Purchaser’s and Purchaser’s Affiliates’ insurance carrier’s requirements and limitations for similarly situated

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employees of Purchaser, relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller Group’s comparable welfare benefit plan, policy or pay practice in effect as of the expiration of the Transition Period; and (iii) shall credit the expenses of the Transferred Employees which were credited toward deductibles, co-insurance or co-payments for the year in which the Transferred Employee terminates employment with Seller Group under the applicable welfare benefit plan of Seller Group against satisfaction of any deductibles, co-insurance or co-payments for the year in which the Transferred Employee commences employment with Purchaser or Purchaser’s Affiliates under Purchaser’s or Purchaser’s Affiliates’ medical welfare benefit plan for the Transferred Employees. Should Purchaser, through Commercially Reasonable Efforts, determine that it is unable to credit the expenses of the Transferred Employees that the Transferred Employees accumulated through deductibles, co-insurance or co-payments, Purchaser agrees to otherwise credit, pay or compensate the Transferred Employees for those expenses.
14.8    Vacation. Seller shall be responsible for paying the Transferred Employees for any accrued but unused vacation benefits due as of the last Day of such Transferred Employee’s employment with Seller Group, up to, and including, the termination date of the Transferred Employee with Seller Group, under the applicable vacation policy of Seller Group (the “Seller Vacation Policy”). Purchaser covenants that, in the event that any Transferred Employee is eligible under the Seller Vacation Policy for a greater amount of annual vacation than such Transferred Employee is eligible for under Purchaser’s or Purchaser’s Affiliates’ vacation policy even after Purchaser or Purchaser’s Affiliates recognize such Transferred Employee’s credited service amounts with Seller Group, Purchaser or Purchaser’s Affiliates shall provide such Transferred Employee with the amount of annual vacation for which such Transferred Employee was eligible under the Seller Vacation Policy. Between the expiration of the Transition Period and the end of the year in which the expiration of the Transition Period occurs, Purchaser covenants that Purchaser or Purchaser’s Affiliates, shall permit all Transferred Employees to take the same number of Days of vacation on an unpaid basis as they would have been eligible to take as of the Day immediately prior to the expiration of the Transition Period under the Seller Vacation Policy based upon the recognized credited service amounts of such Transferred Employees with Seller Group.
14.9    WARN Act. Purchaser represents, warrants and covenants that, there shall be no major employment losses as a consequence of the change in ownership or operatorship contemplated by this Agreement that might trigger obligations under the WARN Act, or under any similar provision of any Law (collectively, “WARN Obligations”). To the extent that any WARN Obligations might arise as a consequence of the change in ownership or operatorship contemplated by this Agreement, Purchaser covenants that Purchaser Group shall be responsible for, and Purchaser (on behalf of Purchaser Group and their successors and assigns) shall protect, defend, indemnify and hold harmless Seller Group from and against any Claims caused by, arising from, incurred in connection with or relating in any way to, any WARN Obligations arising as a result of any employment losses occurring on or after the expiration of the Transition Period. Purchaser covenants that for ninety (90) Days following the expiration of the Transition Period, there shall not be any mass layoff, plant closing or other action that might trigger WARN Obligations of Seller Group. Purchaser (on behalf of Purchaser Group and their successors and assigns) shall protect, defend, indemnify and hold harmless Seller Group from and against any Claims caused directly or

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indirectly or arising from any failure to meet these obligations. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
14.10    Service Credit. From and after the commencement of their employment with Purchaser, Purchaser covenants that the Transferred Employees shall be given credit for their service recognized by Seller Group on their last Day of employment with Seller Group for purposes of eligibility, vesting and benefit determination and accrual under all applicable plans and programs of Purchaser Group, as well as for purposes of determining any vacation, severance or other related benefits to be provided pursuant to the manner described above.
14.11    Benefits – Miscellaneous. Notwithstanding any provision of this Agreement to the contrary, the Seller Group shall retain the obligation for, and shall satisfy, payment of all covered medical, dental, life insurance and long-term disability claims commenced or expenses incurred by any Transferred Employee prior to the applicable Transfer Time under Section 14.4 for such Employee, and neither the Purchaser nor Purchaser’s Affiliates shall assume or be responsible for any liability with respect to such claims. Purchaser and Purchaser’s Affiliates shall not be liable for any obligations of Seller Group arising out of participation by Transferred Employees in the employee benefit plans of Seller Group. All obligations described in this Section 14.11 shall be referred to as the “Seller Employee Benefit Obligations.”
14.12    Severance. Purchaser covenants that Purchaser or Purchaser’s Affiliates shall offer severance benefits equivalent to the 2012 BP Severance Benefits Plan attached hereto as Schedule 14.12 (the “Seller Severance Plan”) to any Transferred Employee who has actions taken against such Transferred Employee within eighteen (18) months after the expiration of the Transition Period that would make the Transferred Employee eligible for severance benefits under the involuntary terminations section of the Seller Severance Plan. Purchaser’s or Purchaser’s Affiliates shall recognize the Transferred Employees’ recognized credited service amounts with Seller Group in connection with calculating the severance benefit to be given to such Transferred Employee. Notwithstanding anything in this Agreement to the contrary, no Party hereunder shall be liable for any severance costs with respect to any employee of any other Party hereunder while an employee of that other Party.
14.13    Restriction on Solicitation. Except as expressly authorized in Sections 14.2 and 14.3 and except for general published solicitations or advertisements for employment (whether in print or on-line), for a period of twenty-four (24) months after the Closing Date (or, if the Closing does not occur, twenty-seven (27) months after the Signing Date), (i) neither Party may (without obtaining the prior written consent of the other Party) solicit for employment any employees of the other Party (or such Party’s Affiliate), who are directly or indirectly engaged in the operation of the Purchased Assets or the negotiation or the Closing of the transactions contemplated by this Agreement and (ii) Purchaser may not solicit for employment any of the Excluded Employees so long as such employee is employed by Seller or Seller’s Affiliate. Further, Seller agrees it will not solicit any Person on the Employee List for

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continued employment with Seller until after the end of the Transition Service Agreement unless such Person has already refused Purchaser’s offer of employment.
14.14    Access to Employees Hired by Purchaser Group. Upon written request by Seller in connection with the Seller Retained Liabilities or any governmental audits or investigations or for any other reasonable purpose, Purchaser shall provide access to Employees hired by Purchaser or its Affiliates, at reasonable times and in a manner that does not unreasonably interfere with Purchaser's operations.
ARTICLE XV
CONDITIONS PRECEDENT TO CLOSING
15.1    Conditions Precedent to Seller’s Obligation to Close. The obligations of Seller to proceed with the Closing are subject to the satisfaction of the following conditions precedent, all or any of which may be waived by Seller in its sole discretion:
(a)    The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date except to the extent that the failure of any such representations and warranties to be true and correct would not cause a Material Adverse Effect;
(b)    Purchaser shall have complied in all material respects with all material covenants and obligations contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and
(c)    Purchaser shall have provided Seller with copies of any necessary or appropriate consents and approvals (except Customary Post-Closing Consents), Permits, insurance and similar items required of Purchaser to purchase, receive, own and operate the Properties as of the Closing and to otherwise transact business in the applicable jurisdiction and in accordance with contracts assigned to Purchaser at Closing.
15.2    Conditions Precedent to Purchaser’s Obligation to Close. The obligations of Purchaser to proceed with the Closing are subject to the satisfaction of the following conditions precedent, all or any of which may be waived by Purchaser in its sole discretion:
(a)    The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date except to the extent that the failure of any such representations and warranties to be true and correct would not cause a Material Adverse Effect; and
(b)    Seller shall have complied in all material respects with all material covenants and obligations contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

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15.3    Conditions Precedent to Obligation of Each Party to Close. The obligations of each Party to proceed with the Closing are subject to the satisfaction of the following conditions precedent, all or any of which may be waived by the other Party in its sole discretion:
(a)    consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;
(b)    receipt of all material Governmental Approvals (except for Customary Post-Closing Consents) required in connection with the consummation of the transactions contemplated hereby;
(c)    receipt of all material consents and approvals of any Person other than a Governmental Authority required in connection with the transactions contemplated hereby (except for Customary Post-Closing Consents and consents as to Contracts subject to Section 3.3 with respect to which the Parties execute back-to-back arrangements in accordance with Section 3.3(b)); provided, however, that if on the Closing Date any such material consents and approvals have not been obtained, Closing with respect to the unaffected Properties shall proceed in accordance with and subject to Section 3.3;
(d)    no injunction, order (including any temporary restraining order), non-appealable final order, award, decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of or awarding substantial damages associated with the transactions contemplated hereby or the sale of any of the Properties has been issued by any Governmental Authority and remains in effect; provided that if such an injunction, order, award, suit, action or other proceeding applicable to some (but not all) of the Properties is pending on the Closing Date and the Good Faith Allocation attributable to such affected Properties is less than sixty percent (60%) of the unadjusted Purchase Price, Closing with respect to the unaffected Properties shall proceed and the Parties shall conduct one or more subsequent closings for the affected Properties if and when the above-referenced condition to Closing is removed (except that if the injunction or other such restriction is not removed as to the affected Properties within one hundred eighty (180) Days after the original Closing Date, the affected Properties, automatically and without need for amendment of this Agreement, shall be removed from this Agreement and shall be deemed to be Excluded Properties, and the Parties shall have no further obligations to each other with respect to the same);
(e)    any Applicable Preferential Rights (i) have been exercised and the affected Properties excluded from this Agreement in accordance with Section 3.2(a), or (ii) have been waived or the time to elect under such Applicable Preferential Rights has elapsed; provided, however, if on the Closing Date some Properties have outstanding Applicable Preferential Rights, Closing shall proceed in accordance with, and subject to, Section 3.2; and

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(f)    neither Party has exercised its right to terminate this Agreement pursuant to Section 17.1.
15.4    Motor Vehicle Transfers. At or prior to Closing, Seller shall deliver to Purchaser Schedule 15.4 listing all vehicles constituting Properties. Notwithstanding anything in this Agreement to the contrary, Seller obtaining certificates of title for vehicles which constitute Properties is not a condition to Closing or a breach of this Agreement at that time; provided that if Seller has not obtained a certificate of title for any of the vehicles which constitute Properties prior to Closing, Seller shall deliver or cause to be delivered a certificate of title for each such vehicle to Purchaser in a diligent manner, but in no event more than one hundred eighty (180) Days after Closing.
15.5    Closing Over Breaches or Unsatisfied Conditions. Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of a Party or if there is a breach of any representation or warranty or pre-Closing covenant of another Party to the Knowledge of the first Party and the first Party elects to proceed with the Closing, then, except to the extent such failure or breach is described in a written notice given by the first party to the second Party prior to the Closing Date, the condition that is unsatisfied or the representation, warranty or pre-Closing covenant that is breached at the Closing Date will be deemed waived by such first Party, and, absent a written waiver, the terms of which shall govern, such first Party will be deemed to fully release and forever discharge the other Parties on account of any and all Claims with respect to the same, including any Claims for indemnification hereunder, and such Party agrees not to make, file or bring any Claim with respect to such released Claims. If such written notice is given prior to Closing, and Closing does occur, this provision shall have no impact on either Party’s rights or obligations pursuant to Article VIII insofar as applicable to the failure or breach described in such notice. The term “pre-Closing covenant” refers to a covenant to the extent applicable to a period prior to the Closing.
ARTICLE XVI
THE CLOSING
16.1    Closing. Subject to the terms and conditions hereof, the Closing of the transactions contemplated hereby shall take place at 10:00 a.m. CPT on the Closing Date in the offices of Gardere Wynne Sewell LLP, 1000 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other location in Houston, Texas as Seller may notify Purchaser before the Closing Date whereby the documents and payments referred to in Sections 16.2 and 16.3 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties. Seller shall provide Purchaser with the Preliminary Settlement Statement setting forth the Purchase Price due and owing from the Purchaser under the terms of this Agreement (after netting the amounts owed by and to each Party hereunder) as provided in Section 6.5. Seller shall provide Purchaser with wiring instructions designating the account or accounts to which the Purchase Price is to be delivered at Closing. When completed, the Closing shall be deemed to have occurred at 12:00 a.m. CPT on the Closing Date.
16.2    Obligations of Seller at Closing. At the Closing, Seller shall deliver to Purchaser or cause to be delivered to Purchaser, unless waived by Purchaser, the following:

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(a)    four (4) originals of the Assignment and Bill of Sale executed by an Authorized Officer of Seller, and acknowledged, conveying all of Seller’s right, title and interest in and to the Properties other than the Real Property;
(b)    four (4) originals of the Deed executed by an Authorized Officer of Seller, and acknowledged, conveying all of Seller’s right, title and interest in and to the Real Property;
(c)    four (4) originals of the Transition Services Agreement executed by an Authorized Officer of Seller or its Affiliate;
(d)    four (4) originals of the Certificate executed by an Authorized Officer of Seller;
(e)    four (4) originals of the Non-Foreign Certificate executed by an Authorized Officer of Seller;
(f)    four (4) originals of Seller’s Secretary’s Certificate or Assistant Secretary’s Certificate certifying as to the due authorization of Seller’s signatory(ies) to the documents signed at Closing; and
(g)    such other instruments and agreements (including any required ratification or joinder instruments required to transfer all of Seller’s right, title and interest in and to the Properties from Seller to Purchaser) as necessary or appropriate to comply with Seller’s obligations under this Agreement.
16.3    Obligations of Purchaser at Closing. At the Closing, Purchaser shall deliver to Seller or cause to be delivered to Seller, unless waived by Seller, the following:
(a)    The Closing Purchase Price owed by Purchaser, by wire transfer of immediately available funds to the account designated pursuant to Section 16.1;
(b)    four (4) originals of the Assignment and Bill of Sale referred to in Section 16.2(a) executed by an Authorized Officer of Purchaser, and acknowledged;
(c)    four (4) originals of the Deed referred to in Section 16.2(b), executed by an Authorized Officer of Purchaser, and acknowledged;
(d)    four (4) originals of the Transition Services Agreement executed by an Authorized Officer of Purchaser or its Affiliate;
(e)    four (4) originals of the Certificate executed by an Authorized Officer of Purchaser;
(f)    four (4) originals of certificates of the Secretary or Assistant Secretary of Purchaser, dated on the Closing Date, certifying (i) that a true and correct copy of the resolutions of Purchaser’s board of directors authorizing this Agreement and the transactions contemplated hereby are attached thereto have been duly adopted and are in

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full force and effect; (ii) that true and correct copies of the articles of incorporation, bylaws or other governing documents of Purchaser and all amendments thereto are attached thereto and (iii) as to the incumbency and authorization of Purchaser’s signatory executing on behalf of Purchaser this Agreement and the other documents executed in connection herewith;
(g)    if Purchaser qualifies for any exemptions described in Section 6.3(b), four (4) originals of an exemption certificate, if required by state law, releasing Seller from collecting Sales Tax on otherwise taxable items; and
(h)    such other instruments and agreements (including any required ratification or joinder instruments required to transfer all of Seller’s right, title and interest in and to the Properties from Seller to Purchaser) as necessary or appropriate to comply with Purchaser’s obligations under this Agreement.
ARTICLE XVII
TERMINATION
17.1    Grounds for Termination. Subject to Section 17.2, this Agreement may be terminated (except for the provisions referenced in Section 17.2) at any time prior to Closing upon the occurrence of any one or more of the following:
(a)    by the mutual written agreement of the Parties;
(b)    by Purchaser, if any of the conditions set forth in Sections 15.2 or 15.3 shall have become incapable of fulfillment, and shall not have been waived by Purchaser (provided, however, that Purchaser is not in material breach of its representations, warranties or covenants contained in this Agreement, and further provided that Purchaser shall have given Seller at least five (5) Business Days in which to attempt to cure the situation and at the end of such cure period, the relevant condition precedent remains unable to be satisfied prior to the Closing Date); provided, however, the cure period shall be extended for a further twenty (20) Business Days if Seller is using good faith and reasonable efforts to satisfy such condition and it is reasonably possible that such condition can be satisfied within the cure period as extended;
(c)    by Seller, if any of the conditions set forth in Sections 15.1 or 15.3 shall have become incapable of fulfillment, and shall not have been waived by Seller (provided, however, that Seller is not in material breach of its representations, warranties or covenants contained in this Agreement);
(d)    by either Party, if under the HSR Act or otherwise, the Federal Trade Commission or the Department of Justice shall have commenced or threatened to commence any proceeding to delay or enjoin or seek substantial damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 17.1(d), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding);

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(e)    by either Party, if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority having appropriate jurisdiction enjoining, restraining, prohibiting or awarding substantial damages in connection with (i) Seller’s proposed sale of all of the Properties to Purchaser or (ii) consummation of all of the transactions contemplated by this Agreement;
(f)    by either Party, if any material Governmental Approval required in connection with the consummation of the transactions contemplated hereby (except for Customary Post-Closing Consents) is not obtained from any Governmental Authority having appropriate jurisdiction;
(g)    by Seller, if Seller has not received the Performance Deposit by the date and time provided in Section 2.5;
(h)    by either Party, if the Termination Defect Amount meets or exceeds the requisite amount set forth in the definition of such term; or
(i)    by either Party, if Closing has not occurred on or before the Termination Date, for any reason (provided, however, that the terminating Party is not in material breach of its representations, warranties or covenants contained in this Agreement).
17.2    Effect of Termination. Except as otherwise provided in this Section 17.2, if this Agreement is terminated in accordance with Section 17.1, neither Party shall have any right or remedy against the other Party as a result of such termination, except for any breach of this Agreement and except that performance of the indemnity obligation in Section 5.1 and the obligations contained in Section 14.13 and Articles XVII, XVIII and XIX shall survive termination of this Agreement. If Closing does not occur, Seller shall refund the Performance Deposit to Purchaser unless Closing did not occur because of Purchaser’s breach of this Agreement (including breach of Purchaser’s representations and warranties herein), or Purchaser’s failure or refusal to Close that is not permitted by the terms of this Agreement, in any of which events Seller shall be entitled to retain the Performance Deposit in full, together with all interest earned thereon, as liquidated damages and not a penalty or Consequential Damages. The provisions for payment of the Performance Deposit as liquidated damages in this Section 17.2 have been included because, in the event of termination of this Agreement as described in Section 17.1, both Purchaser and Seller agree that the actual damages that would be incurred by Seller are reasonably expected to approximate the amount of the Performance Deposit and because the actual amount of such damages would be difficult, if not impossible, to measure precisely and Purchaser waives any rights to claim otherwise, and Seller shall have no liability or obligation to any member of the Purchaser Group relating to or arising out of the Performance Deposit.
17.3    Dispute over Right to Terminate. Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Agreement (such breach, a “Closing Failure Breach”), the other Party would be damaged irreparably. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent any such Closing Failure Breach and to

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enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located in Harris County, Texas. If there is a dispute between the Parties over the right of a Party to terminate this Agreement, the Closing shall not occur on the Closing Date. A Party that disputes the right of the other Party to terminate this Agreement may, within thirty (30) Days after the Closing Date, initiate litigation to resolve the dispute. If the Party that disputes the right of the other Party to terminate this Agreement fails (for any reason whatsoever) to initiate litigation within such thirty (30) Day period, then (i) this Agreement shall be deemed properly terminated as of the original date of termination (without prejudice to Seller’s right to retain the Performance Deposit together with any interest earned thereon pursuant to Section 17.2) and (ii) the Party that disputes or has the right to dispute the termination of this Agreement, on behalf of itself, its Affiliates and the officers, directors, agents, employees, successors and assigns of itself and its Affiliates, irrevocably waives any and all Claims it and they may have against the terminating Party for termination of this Agreement.
17.4    Confidentiality. Both Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if each were a signatory party thereto and to cause their respective Affiliates to comply therewith as if they were signatories thereto. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 17.4, the terms of the Confidentiality Agreement, shall remain in full force and effect. If Closing of the transaction contemplated under the terms of this Agreement occurs, the terms and conditions of the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing) as and to the extent provided in Section 19.4 but shall remain in full force and effect as to all Excluded Properties, Speculative Data (as defined in the Confidentiality Agreement) and other assets, properties and information of or about Seller Group, including the Seller Standards.
ARTICLE XVIII
ARBITRATION
18.1    Friendly Consultation.
(a)    In the event of any Arbitrable Dispute, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations between the Parties. The Parties agree to attempt to resolve all Arbitrable Disputes arising hereunder promptly, equitably and in a good faith manner.
(b)    If the disputing Parties are unable to resolve the Arbitrable Dispute through friendly consultation, any disputing Party may request by written notice resolution by management-level negotiations by the disputing Parties. Within fifteen (15) Days after delivery of the notice, each Party shall submit to the other Party a written response. The notice and the response each shall include (i) a brief summary of that Party’s position and (ii) the name and title of that Party’s representative and of any other Person who will accompany the representative to the meeting. Within fifteen (15) Days after delivery of such written response, the representatives of both Parties (and any accompanying Persons) shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to use their good faith and reasonable efforts to attempt to resolve the dispute. All negotiations pursuant to this

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clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
18.2    Arbitration.
(a)    If an Arbitrable Dispute has not been resolved within forty-five (45) Days after delivery of the notice requesting management-level negotiations, or if the Parties failed to meet within fifteen (15) Days after delivery of such notice, then the Arbitrable Dispute may be submitted by any Party to binding arbitration pursuant to the terms of this Article XVIII, regardless of whether such Arbitrable Dispute otherwise would be considered justiciable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Party; provided, however, that in no event shall a Party have the right to submit the Arbitrable Dispute to arbitration if the institution of legal or equitable proceedings based on such Arbitrable Dispute would be barred by any applicable survival period under this Agreement or the applicable statute of limitations. A Party submitting such Arbitrable Dispute to binding arbitration shall do so in accordance with the AAA commercial arbitration rules and procedures then in effect (the “AAA Rules”), with a copy of its submission to the other Party.
(b)    The arbitration shall take place in Houston, Texas.
(c)    The submitting Party’s notice initiating binding arbitration must describe in reasonable detail the nature of the dispute and the facts and circumstances relating thereto and identify the arbitrator it has appointed. The other Party shall respond to the submitting Party within thirty (30) Days after receipt of the submitting Party’s notice, agreeing to the designation of its arbitrator as the single arbitrator or identifying the arbitrator such other Party has appointed. All arbitrators must be neutral parties who are not and have not been an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of or legal counsel to any Party or any Affiliate of such Party or such related Persons, either presently or at any time during the previous ten (10) years. For these purposes, the term “neutral” shall not disqualify a Person owning securities in mutual funds that own securities of Purchaser, Seller or their respective Affiliates. Arbitrators must have not less than fifteen (15) years experience as a lawyer and have a legal practice that includes significant experience in energy asset acquisition and divestiture transactions of similar complexity as the transactions contemplated in this Agreement. A single arbitrator shall control the proceedings if appointment of a single arbitrator is accepted by all Parties; if the Arbitrable Dispute involves Ten Million Dollars ($10,000,000) or less; or if the Arbitrable Dispute involves more than Ten Million Dollars ($10,000,000) and the other Party fails to appoint an arbitrator within the required thirty (30) Day period. If the Arbitrable Dispute involves more than Ten Million Dollars ($10,000,000) and the other Party timely appoints an arbitrator, the arbitral tribunal shall consist of three (3) arbitrators, comprised of the two Party-appointed arbitrators and a third arbitrator to be appointed by the two Party-appointed arbitrators within thirty (30) Days after the second arbitrator has been appointed. The third arbitrator shall act as chairman of the panel. If the Arbitrable Dispute involves Ten Million Dollars ($10,000,000) or less and the Parties are unable to agree on a single arbitrator within forty-five (45) Days after the submitting Party’s notice,

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then either Party may request the Houston, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the single arbitrator, with due regard given to the selection criteria above and input from the Parties. If the Arbitrable Dispute involves more than Ten Million Dollars ($10,000,000) and the two Party-appointed arbitrators are unable to agree on a third arbitrator within thirty (30) Days after the second arbitrator has been appointed, then either Party may request the Houston, Texas office of the AAA to select the third arbitrator, with due regard given to the selection criteria above and input from the Parties. The AAA shall select the single or third arbitrator, as the case may be, as provided in the AAA Rules not later than thirty (30) Days after such request. In the event the AAA should fail to select an arbitrator within such thirty (30) Day period, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select the applicable single or third arbitrator, as the case may be, due regard being given to the selection criteria above and input from the Parties.
(d)    The arbitrators shall follow the Code of Ethics for Arbitrators in Commercial Disputes approved by the American Bar Association House of Delegates on February 9, 2004 and approved by the Executive Committee of the Board of Directors of the AAA.
(e)    Within thirty (30) Days after the selection of the panel (whether it be a single arbitrator or three arbitrators), each Party shall submit to the arbitrator(s) (with copies to the other Party) such Party’s position statement and proposal for resolution of the Arbitrable Dispute, together with any supporting data or materials. Within ten (10) Business Days after such thirty (30) Day period, each Party shall be permitted to submit to the arbitrator(s) (with copies to the other Party) such Party’s rebuttal statement to the other Party’s position statement and a revised proposal, if any, for resolution of the Arbitrable Dispute, together with any supporting data or materials. Within forty-five (45) Days after the expiration of the rebuttal period, the arbitrator(s) shall hold a hearing in Houston, Texas during which the Parties may present argument in support of their respective proposals. The arbitrator(s) (by majority rule if there are three (3) arbitrators) shall determine the outcome of the Arbitrable Dispute by selecting, for each disputed point, either the proposed resolution submitted by one Party or the proposed resolution submitted by the other Party; provided that, if the Parties jointly notify in writing the arbitrators of their agreement on any particular disputed issue, the arbitrators shall follow the agreed outcome on such issue. The arbitrators’ decision shall be by majority rule if there are three (3) arbitrators and the award shall be rendered in writing. The arbitrators shall endeavor to render the award within sixty (60) Days following commencement of the hearing.
(f)    The arbitration shall proceed under the AAA Rules and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et. seq. The arbitrators may, in their discretion, limit or expand discovery in any arbitration proceeding as they shall determine is appropriate in the circumstances, taking into account the needs of the disputing Parties and the desirability of making discovery expeditious and cost-effective. The arbitrators shall also permit the exchange of lists of exhibits and witnesses in advance of the hearing.

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(g)    The decision of such arbitrators shall be final and in writing. The Parties expressly covenant and agree to be bound by the award of the arbitrators as a final determination of the matter in dispute, and a judgment thereon may be entered in any court of competent jurisdiction. In rendering an award the arbitrators shall abide by (i) the terms and conditions of this Agreement and (ii) the Laws of the State of Texas. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement or to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this Section 18.2.
(h)    The arbitrators may award equitable relief, such as specific performance, as well as monetary damages for any Party’s breach of such Party’s obligations under this Agreement, but in no event may the arbitrators award Consequential Damages or any other damages expressly waived in Section 8.12 or that is contrary to applicable Law.
(i)    All fees and costs of any arbitration will be assessed and paid, in the absence of the disputing Parties’ agreement to the contrary, equally by all disputing Parties; provided that, the arbitrators may apportion the costs of arbitration between the Parties in such manner as it deems reasonable, taking into account the circumstances of the Arbitrable Dispute, the conduct of the Parties and the result of arbitration. The arbitration panel shall be empowered and directed to enter an award by default against any Party to the arbitration who declines to pay when required by the arbitration panel its share of such fees and costs. In addition, the arbitration panel shall be entitled to award to a Party such Party’s reasonable attorneys’ fees and expert fees, as determined by the arbitration panel considering those factors mentioned in the first sentence of this Section 18.2(i), incurred in connection with such Party’s preparation for and participation in the arbitration.
(j)    Except to the extent required by Law or court or administrative order, no Party, arbitrator, representative, counsel or witness shall disclose or confirm to any Person not present at the negotiation or arbitration any information about the negotiation or arbitration proceeding or hearings, including the names of the parties and the arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of the hearing or the award made.
(k)    To the extent, the Arbitrable Dispute arises in whole or in part under Articles V, VI or VII of this Agreement, this Article XVIII shall apply to the extent amended by such Article.
(l)    Notwithstanding the other provisions set forth in this Article XVIII, a court of competent jurisdiction may issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitration panel shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court.

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18.3    Continuing Obligations and Rights. When any Arbitrable Dispute occurs, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their respective rights, and fulfill their respective obligations, under this Agreement. While any friendly consultations or arbitration are pending, no Party shall exercise any other remedies hereunder arising by virtue of the matters in dispute; provided, however, a Party’s right to terminate this Agreement pursuant to Article XVII shall not be suspended during the pendency of any friendly consultations or arbitration.
18.4    Interim Remedies. Before a notice to arbitrate is given or prior to the selection of the arbitrator(s), nothing contained herein shall prevent a Party from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the arbitrator(s) has been selected, the arbitrator(s) shall have sole jurisdiction to hear such applications, except that any measures ordered by the arbitrator(s) may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties.
ARTICLE XIX
MISCELLANEOUS
19.1    Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) certified or registered U.S. mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand delivery or (c) electronic mail in portable document format (pdf). A notice or other communication will be deemed effective on the date on which received by the addressee, if by mail or hand delivery, on the date sent, or if by electronic mail, on the date sent if delivery thereof is confirmed; provided, however, if such date is not a Business Day, then date of receipt will be on the next date which is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) Days after such notification is received by the other Party.
If To Seller:

BP America Production Company
501 WestLake Park Boulevard
Houston, Texas 77079
Attn: Tony A. Webb
Telephone: (281) 366-5393
E-mail: J.Webb@bp.com

BP America Production Company
501 WestLake Park Boulevard
Houston, Texas 77079
Attn: Benjamin Ellis
Telephone: (281) 366-3955
Email: Benjamin.Ellis@bp.com

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If To Purchaser:

Linn Energy Holdings, LLC
600 Travis Street, Suite 5100
Houston, Texas 77002
Attn: Charlene A. Ripley, Senior Vice President and General Counsel
Telephone: 281-840-4000
E-mail: cripley@linnenergy.com

19.2    Expenses, Consents and Filings. Notwithstanding other provisions of this Agreement, Purchaser shall be responsible for recording and filing documents associated with the assignment of the applicable Properties to it and for all costs and fees associated therewith, including filing the assignments and deed(s) with appropriate Governmental Authorities as required by applicable Law. Purchaser shall also be responsible for the payment of any and all transfer, Sales, gross receipts, use or similar Taxes or assessments resulting from its acquisition of Properties as contemplated by this Agreement. As soon as practicable after recording or filing, Purchaser shall furnish Seller with all recording data and evidence of all required filings. Purchaser shall also be responsible for obtaining Customary Post-Closing Consents applicable to the Properties acquired by it under this Agreement and all costs and fees associated therewith. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid in full by the Party that incurred such fees, costs and expenses. Seller shall have no responsibility to pay any costs or expenses or any obligation to provide any letters of credit, cash deposits or other credit support or arrangements necessary in order to obtain any consents, approvals or waivers required in connection with the consummation of the transactions contemplated hereby.
19.3    Records.
(a)    Seller and Purchaser shall meet within thirty (30) Business Days after the Closing Date and from time to time thereafter in order to plan an orderly transition of the Records to Purchaser. Within a commercially reasonable period (which is anticipated to be at least one hundred twenty (120) Days after the end of the Transition Period), Seller shall make available for Purchaser to pick up or for Purchaser to have delivered (at Purchaser’s sole expense) to a location of Purchaser’s choice the Records that are maintained by Seller or its Affiliates (or, in the case of Records located at Seller’s field offices that are a part of the Properties acquired by Purchaser hereunder, make such Records available to Purchaser at such field office); provided, however, Seller may retain copies or originals of any or all Records. If Seller retains originals of Records under this Section 19.3, Purchaser may request that Seller deliver to Purchaser scanned electronic copies of such original Records at Seller’s expense.
(b)    Seller is not obligated to create any Records for Purchaser or to provide Records in a form or format other than the form or format in which they exist as of the Signing Date or to provide them to Purchaser in any sequence or priority. Seller will provide the Records to Purchaser in the formats and on media used by Seller, or native to

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the system in which such data or information resides. If Seller has any Records in an electronic format, Seller will deliver such Records in such electronic format. If Purchaser requests any Records in a specific format or report form and Seller is able, with Commercially Reasonable Efforts, to provide such Records in such requested format or report form, Purchaser will reimburse Seller for all costs incurred by Seller related to the provision of such Records in such requested format or report form.
(c)    If Purchaser desires to have copies of Records prior to the time by which Seller is obligated to furnish the Records to Purchaser under this Section 19.3, Seller will use Commercially Reasonable Efforts to cause the copies requested by Purchaser to be made and delivered to Purchaser; provided, however, that Seller has no obligation to provide Purchaser with copies of Records prior to Closing and if Seller is willing to provide copies of any such Records prior to Closing, Purchaser shall reimburse Seller for all costs of copying and providing such Records to Purchaser. The provisions of this Section 19.3(c) are without prejudice to Purchaser’s rights under Sections 4.1 and 5.1.
(d)    Purchaser shall maintain the Records received from Seller for at least seven (7) years after the Closing Date and afford Seller reasonable access to the Records and a right to copy the Records at Seller’s expense as reasonably requested by Seller. Purchaser may retain the Records in electronic format in its ordinary course of business. If Purchaser desires to destroy the Records, whether within or after such seven (7) year period, it shall notify Seller prior to such destruction and provide Seller an opportunity to take possession of them at Seller’s expense. In addition, Purchaser shall afford Seller full access to records and data produced after the Closing Date and reasonably requested by Seller in connection with any Seller Retained Liability or any Claim for indemnity by Purchaser under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller’s expense. Furthermore, Seller shall afford Purchaser full access to records and data which have not been delivered to Purchaser and which are reasonably requested by Purchaser in connection with any Claim for which Purchaser is responsible under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller’s Expense if such records or data should have been delivered to Purchaser as Records, and, in all other cases, at Purchaser’s expense.
19.4    Post-Closing Confidentiality of Records. Effective upon the execution of this Agreement, Purchaser hereby ratifies the Confidentiality Agreement and agrees to be subject thereto, as if each entity comprising Purchaser were a signatory hereto. Effective upon, and only upon, the Closing with respect to a particular Property:
(a)    with respect to such information to the extent that it relates solely to such Property and liabilities assumed with respect thereto, (x) Purchaser shall have no further obligations of confidentiality to Seller under the Confidentiality Agreement in respect thereof and (y), except to the extent related to the enforcement of its rights or defense of its obligations under this Agreement, Seller hereby agrees to treat such information insofar as it pertains solely to such Property and assumed liabilities with respect thereto

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as confidential information of Purchaser in accordance with the terms of the Confidentiality Agreement; and
(b)    with respect to such information to the extent that it does not relate solely to such Property and liabilities assumed with respect thereto, such information shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date, and Purchaser hereby acknowledges its obligation to treat such information as confidential information of Seller in accordance with the terms of the Confidentiality Agreement.
19.5    GAAP/Financial Reporting. Except as otherwise expressly provided in this Agreement, all accounting matters under this Agreement shall be determined in accordance with GAAP. With respect to each Party’s financial reporting obligations, Purchaser shall commence reporting production and revenues from the Properties effective as of the Closing Date, unless otherwise required by GAAP.
19.6    Further Assurances.
(a)    Each Party shall use Commercially Reasonable Efforts to obtain the waivers, approvals and consents for which it is responsible as set forth in the Agreement. As to those waivers, approvals and consents for which a Party is responsible hereunder, such Party shall promptly advise the other Party of all significant developments of which it becomes aware regarding the progress of procuring such waivers, approvals and consents.
(b)    From and after Closing, at the request of Seller but without further consideration, Purchaser shall execute and deliver or use Commercially Reasonable Efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any Property that was not intended to be (i) a Property or (ii) conveyed or was conveyed in error by the Parties (including reassignment from Purchaser to Seller of any Property that was conveyed in violation of valid preferential purchase rights or material consents to assignment), or to more effectively implement Purchaser’s assumption of obligations under Section 12.3. From and after Closing, at the request of Purchaser but without further consideration, Seller shall execute and deliver or use Commercially Reasonable Efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Purchaser reasonably may request to more effectively put Purchaser in possession of any Properties conveyed or to have been conveyed to Purchaser in accordance with the terms of this Agreement.

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(c)    Except to the extent constituting Excluded Properties, Seller and Purchaser agree that it is the intent of the Parties that Seller assign and convey to Purchaser all of the upstream oil and gas assets owned by Seller that were reflected in the Data Room as part of the Properties or were, as of the Effective Time, located in the following townships of Sublette County, Wyoming:
T28N-R107W
T28N-R108W
T28N-R109W
T29N-R106W
T29N-R107W
T29N-R108W
T29N-R109W
T30N-R107W
T30N-R108W
T30N-R109W

19.7    Extent of Indemnification. Without limiting or enlarging the scope of the indemnification, defense, release, disclaimer and assumption provisions set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the indemnifiable loss giving rise to any such indemnification obligation is the result of the active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, breach of duty (statutory or otherwise), or other fault or violation of any Law of or by any such indemnified Person, or any pre-existing defect; provided that this Section 19.7 shall not be construed to modify the indemnification provisions set forth in Section 5.1.
19.8    Amendments and Severability. No amendments, waivers or other modifications of this Agreement will be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Parties. The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein.
19.9    Successors and Assigns. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (by operation of Law or otherwise), in whole or in part, without the express prior written consent of the non-assigning Party; provided, however, that the Parties may assign this Agreement or any of their respective rights, interests or obligations under this Agreement to a wholly-owned Affiliate of such Party without consent. In the event Purchaser or any assignee of Purchaser assigns this Agreement or any of its rights or interests under Article VIII of this Agreement to a Third Party (by operation of law or otherwise), Purchaser and such assignee, as applicable, shall no longer have any rights to make a claim for indemnification under Article VIII following such assignment. Assignment shall not

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relieve the assignor of any of its obligations hereunder or the Guarantor of any obligations under the Guaranty Agreement.
19.10    Headings and Exhibits. The headings contained in this Agreement are inserted for convenience only, shall not constitute a part of this Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer. Information set forth in any Exhibit or Schedule to this Agreement is deemed to have been disclosed for all purposes of this Agreement.
19.11    Governing Law; Consent to Jurisdiction.
(a)    This Agreement (including administration of the arbitration provisions set forth in Article XVIII) and the Operative Documents shall be governed by and construed and enforced in accordance with the substantive Laws of the State of Texas, without regard to its conflict of laws rules or principles.
(b)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas in connection with any dispute arising under or relating to this Agreement, the Operative Documents or any of the transactions contemplated hereby or thereby, that is permitted to be commenced in court, and each Party irrevocably agrees that all Claims in respect of such dispute or proceeding that is permitted to be commenced in court shall be heard and determined exclusively in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising under or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)    To the fullest extent permitted by applicable Law, each Party hereby waives any right to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, the other Operative Documents, or the transactions contemplated hereby or thereby, in any action, proceeding or other litigation of any type brought by any of the Parties against any other Party, whether with respect to contract claims, tort claims, or otherwise. The Parties each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the Parties further agree that their respective right to a trial by jury is waived by operation of this Section 19.11 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or the other Operative Documents or any provision hereof or thereof.
(d)    Each Party represents, covenants and warrants that it is subject to service of process in the State of Texas and that it will remain so subject so long as this Agreement remains in effect. If for any reason a Party should not be so subject, it hereby designates and appoints, without power of revocation, the Secretary of

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State of the State of Texas as such Party’s agent upon whom may be served all process, pleadings, notices or other papers which may be served upon such Party as a result of any of its obligations under this Agreement.
19.12    No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto. Nothing contained in this Agreement prevents either Purchaser or Seller from engaging in any business or purchasing any asset, whether or not in the vicinity of the Properties or in competition with the business of the other.
19.13    Public Announcements. Seller (on behalf of Seller Group) and Purchaser (on behalf of Purchaser Group) agree not to issue any public statement or press release concerning this Agreement or the transactions contemplated hereby (including price or other terms) without the prior written consent of the other Party, and then only after prior reasonable consultation with the other Party regarding the timing and content of the statement; provided, however, if Seller, on the one hand, or Purchaser, on the other is required by Law or the rules of the New York Stock Exchange or another securities exchange to make a public announcement or statement, then the same may be made without the approval of the other Party so long as the other Party is provided reasonable advance notice and consultation regarding timing and content of the announcement or statement; and with the further understanding that the Party not required to make any such announcement or statement shall have the right to issue its own announcement or statement in connection with or in response to any such required public announcement or statement.
19.14    No Third Party Beneficiaries. Nothing contained in this Agreement entitles any Person other than Seller and Purchaser or their permitted successors and assigns to any Claim, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Purchaser Group, Seller Group or another Person, in which case members of such groups and such other Persons are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions. The immediately preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement shall only be brought and administered by a Party to this Agreement. Each Party may elect to exercise or not exercise the indemnification and defense rights under this Agreement on behalf of any member of the Purchaser Group or Seller Group, as applicable, and no member of any such group shall have any rights under this Agreement except to the extent exercised on its or his behalf. For the avoidance of doubt, there will be no third party beneficiaries under this Agreement for breaches of Article XIV.
19.15    Waiver of Consumer Rights. As partial consideration for the Parties entering into this Agreement, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et. seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection and all other consumer protection Laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party. It is not the intent of either Party to waive and neither Party does waive any Law or provision thereof that is prohibited by Law from being waived. Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity

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to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.
19.16    Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.
19.17    Possible Exchange. Seller reserves the right to structure the transactions contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Code, and its implementing Treasury Regulations. In connection with effectuating a non-simultaneous like-kind exchange, Seller reserves the right, at or prior to the Closing Date or any subsequent closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) notwithstanding Section 19.9. In addition, should Seller choose to structure a non-simultaneous like-kind exchange, the Parties agree to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind exchange; provided that Purchaser shall incur no additional costs, expenses, fees or liabilities as a result of or in connection with the exchange requested by the Seller. Purchaser and Seller acknowledge and agree that any assignment of rights under this Agreement to a Qualified Intermediary or an Exchange Accommodation Titleholder shall not release either Party from any of its liabilities and obligations to the other Party under this Agreement, and that neither Party represents to the other Party that any particular Tax treatment will be given to any Party as a result thereof. In no event will either Party be liable to the other for any failure of any transaction to qualify for like-kind treatment under Section 1031 of the Code.
19.18    Schedules. With respect to the representations and warranties of each Party contained in this Agreement, such Party shall have the right until two (2) Business Days prior to the Closing to supplement or modify such Party’s Schedules with respect to any matter hereafter arising or discovered which, if existing or known on the Signing Date, would have been required to be set forth or described in such Party’s Schedule; provided, however that for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article XV have been fulfilled or whether an obligation has arisen under Article VIII, the Schedules shall be deemed to exclude all information contained in any supplement or modification thereto. Certain information set forth in the Schedules is included solely for informational purposes, and the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not required to be disclosed or is or is not material for purposes of this Agreement.

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19.19    Supplementation of Exhibits. The Parties agree and acknowledge that Exhibits A-1, A-2, A-3, A-4 and B to this Agreement may be incorrect, incomplete or subject to revision to include additional or supplemental information prior to the Closing. As soon as practicable, but no later than five (5) Business Days prior to Closing, Seller shall have the right to deliver to Purchaser a replacement for Exhibits A-1, A-2, A-3, A-4 and B; provided, however, that such replacement exhibits must be consistent with Section 19.6(c). Prior to Closing, Purchaser and Seller shall reach agreement in writing upon the form and content of each such replacement Exhibits, consent by each Party not to be unreasonably withheld, conditioned or delayed.
19.20    Acknowledgement of Parties; Conspicuousness. EACH PARTY SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF AND (2) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”. The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” type or in “ALL CAPS” satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.
19.21    Waiver of Compliance. Any failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Agreement may be expressly waived in writing by the non-failing Party, but, except as otherwise provided in this Agreement, such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
19.22    Entire Agreement. The Confidentiality Agreement and this Agreement (including the Exhibits, Schedules and other documents and ancillary agreements referred to herein, which form a part of this Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and, except as otherwise provided in Section 17.4, supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties or their Affiliates relating to the terms of purchase and sale of the Properties and constitute the entire understanding and agreement between the Parties with respect to the sale, assignment and conveyance of the Properties and other transactions contemplated by this Agreement. There are no restrictions, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Agreement.
19.23    Conflicts. In the event of any conflict between the provisions of this Agreement and the Operative Documents, the provisions of this Agreement shall control. Nothing in the

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Operative Documents shall be deemed to expand, diminish or otherwise modify the rights or obligations of the Parties as expressed in the provisions of this Agreement.
19.24    Time of Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or cure period allowed in this Agreement.
19.25    Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or email of a portable document format (pdf) of the signature pages), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
19.26    Financial Statements.
(a)    After the Signing Date, Purchaser, at Purchaser’s expense, may engage Ernst & Young to conduct an audit of the revenues and expenses (and other SEC required disclosures) of Seller attributable to the Properties for a period prior to the Effective Time through the Closing Date, such period to be determined by SEC requirements. In that regard, prior to Closing, Seller shall provide Ernst & Young reasonable access to its records related to the Properties (to the extent such information is available) and personnel of Seller as Ernst & Young may reasonably request in order to conduct such audit at Purchaser's sole cost and expense. At all times prior to Closing, Purchaser shall cause Ernst & Young not to share with Purchaser or its Affiliates information related to, arising out of, or derived from Ernst & Young’s review and audit of Seller’s records. After Closing, Seller shall provide Purchaser reasonable access to its records related to the Properties (to the extent such information is available) and personnel of Seller as Purchaser may reasonably request to enable Purchaser, and its representatives and accountants, at Purchaser's sole cost and expense, to audit any records that Purchaser reasonably deems necessary. The Parties shall use Commercially Reasonable Efforts to complete such audit within forty-five (45) Days after the Closing Date. Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Properties and (ii) the access to be provided to Purchaser pursuant to this Section shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours.
(b)    Purchaser (on behalf of the Purchaser Group and their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the preparation or furnishing of any information or records referred to in this Section 19.26, any actions, statements, representations or certifications of Seller’s and its Affiliates’ personnel, accountants, consultants, contractors or auditors with respect to such information or records, or Purchaser’s use of any such information or records, the inclusion of any such records or information or matters derived therefrom, in any debt or equity offering documents, filings with any exchange or the U.S. Securities

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and Exchange Commission, or related materials, regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective on the Signing Date.

SELLER

BP AMERICA PRODUCTION COMPANY

By: /s/ Thalia R. Gelbs
Name: Thalia R. Gelbs
Title: Attorney-in-Fact

PURCHASER
LINN ENERGY HOLDINGS, LLC

By: /s/ David B. Rottino
Name: David B. Rottino
Title:    Senior Vice President, Finance
and Business Development

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